SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Reliance Steel & Aluminum Co.

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RELIANCE STEEL & ALUMINUM CO.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 21, 2008

To the Shareholders of Reliance Steel & Aluminum Co.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the shareholders of Reliance Steel & Aluminum Co. (“Reliance” or “Company”) will be held on Wednesday, May 21, 2008, at 10:00 a.m., California time, at The Omni Hotel, 251 South Olive Street, Los Angeles, California 90012, for the following purposes:

1. To elect five directors to serve for two years and until their successors have been duly elected and qualified. The nominees for election to the Board are Thomas W. Gimbel, David H. Hannah, Mark V. Kaminski, Gregg J. Mollins, and Andrew G. Sharkey, III.

2. To approve the Corporate Officers Bonus Plan.

3. To ratify KPMG LLP as our independent registered public accounting firm to perform the annual audit of our 2008 financial statements.

4. To transact such other business as may properly come before the Annual Meeting or adjournments thereof.

Only holders of shares of record on the books of Reliance at the close of business on April 1, 2008 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. You may continue to trade in our Common Stock during the solicitation period.

We have enclosed a Proxy Statement and a proxy in card form with this Notice. All shareholders are invited to attend the Annual Meeting. To make it easier, you may vote on the Internet or by telephone. The instructions attached to your proxy card describe how to use these convenient services. Of course, if you prefer, you may vote by mail by completing your proxy card and returning it in the enclosed envelope to which no postage need be affixed if it is mailed in the United States. Even if you give such proxy, you have the right to vote in person if you attend the Annual Meeting.

By Order of the Board of Directors,

Yvette M. Schiotis
Secretary

Los Angeles, California
April 11, 2008

RELIANCE STEEL & ALUMINUM CO.
350 South Grand Avenue
Suite 5100
Los Angeles, California 90071

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 21, 2008

We are furnishing this statement because the Board of Directors of Reliance Steel & Aluminum Co. is soliciting proxies for use at the Annual Meeting of Reliance shareholders to be held at The Omni Hotel, 251 South Olive Street, Los Angeles, California 90012, on Wednesday, May 21, 2008 at 10:00 a.m., California time, or at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

INFORMATION CONCERNING PROXY

The Board of Directors selected the persons named as proxyholders on the enclosed proxy card to vote the shares of Common Stock represented by the proxies at the Annual Meeting. Reliance will pay the cost to solicit the proxies. The Board of Directors will solicit proxies by mail, by telephone, and electronically via the Internet. In addition, certain of our officers and agents may solicit proxies by telephone, telegraph, and personal interview (the cost of which will be nominal). We expect that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to beneficial owners and obtain authorizations to execute proxies. We will reimburse the out-of-pocket expenses they incur to forward the proxy materials.

We intend to present at the Annual Meeting only the following matters: (1) the election of five directors to serve for the ensuing two years and until their successors are duly elected and qualified, (2) a proposal to approve a new Corporate Officers Bonus Plan, and (3) the ratification of KPMG LLP as our independent registered public accounting firm to perform the annual audit of our 2008 financial statements. Unless you instruct us otherwise on the proxy, each proxy will be voted FOR the election of all of the five nominees named herein as directors, FOR the approval of the Corporate Officers Bonus Plan, and FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2008. If other matters properly come before the meeting, including but not limited to, any matter for which we did not receive notice by December 16, 2007, each proxy will be voted by the named proxyholders in their discretion in a manner that they consider to be in our best interests.

If you execute a proxy, the proxy may be revoked at any time before it is voted (i) by filing with the Corporate Secretary of Reliance either an instrument revoking the proxy or a proxy bearing a later date, duly executed, or (ii) by giving written notice to the Corporate Secretary of Reliance of the death or incapacity of the shareholder who executed the proxy. Any such notice should be sent or delivered to the above address. In addition, the powers of a proxyholder are suspended if the person executing the proxy is present at the Annual Meeting and elects to vote in person.

We intend to mail this Proxy Statement and accompanying material to each shareholder on or about April 11, 2008. An Annual Report with audited financial statements for the year ended December 31, 2007 including a letter to the shareholders from the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the Executive Vice President and Chief Financial Officer is included with this Proxy Statement and available electronically. That report and letter are not incorporated in, and are not a part of, this Proxy Statement and do not constitute proxy-soliciting material.

INFORMATION CONCERNING RELIANCE’S SECURITIES

Our only voting securities are shares of common stock, no par value. As of December 31, 2007, we had a total of 74,906,824 shares issued and outstanding, all of which may be voted at the Annual Meeting. Only holders of shares of record on our books at the close of business on April 1, 2008 will be entitled to vote at the Annual Meeting.

In the election of directors, you as a shareholder are entitled to cumulate your votes for candidates whose names have been placed in nomination prior to the voting, if you give notice at the Annual Meeting before the voting of your intention to cumulate votes. Cumulative voting entitles every shareholder who is otherwise entitled to vote at an election of directors to cumulate their votes, that is, to give any one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shareholder’s shares are normally entitled, or to distribute those cumulated votes on the same principle among as many candidates as a shareholder thinks fit. If any shareholder gives notice of the intention to cumulate votes, all shareholders may cumulate their votes for candidates. On all matters other than the election of directors, each share has one vote.

A plurality of the aggregate number of votes represented by the shares present at the Annual Meeting in person or by proxy must vote to elect directors. That means that the five individuals receiving the largest number of votes cast will be elected as directors, whether or not they receive a majority of the votes cast. The affirmative vote of a majority of the votes cast is required to (1) approve the proposed Corporate Officers Bonus Plan and (2) to ratify the engagement of KPMG LLP as our independent registered public accounting firm.

ELECTION OF DIRECTORS

Our Bylaws divide the Board of Directors into two classes, which are to be as nearly equal in number as possible, and require one class to be elected each year and to serve for a two-year term. The terms of six of the incumbent directors expire as of the date of the Annual Meeting, but Joe D. Crider has determined to retire and not stand for re-election. The Nominating and Governance Committee and the Board of Directors have nominated the following persons to be nominees for election at the Annual Meeting as directors: Thomas W. Gimbel, David H. Hannah, Mark V. Kaminski, Gregg J. Mollins, and Andrew G. Sharkey, III. These nominees have agreed to serve as directors. The term of office for each director elected at the Annual Meeting will be two years, until the second following Annual Meeting of Shareholders and until their successors are duly elected and qualified.

Unless you otherwise instruct the proxyholders in the proxy, your proxy will be voted FOR the above-named nominees. In voting the proxies for election of directors, the proxyholders have the right to cumulate the votes for directors covered by the proxies (unless otherwise instructed) and may do so if they think that is desirable.

Four of the nominees for the position of director expiring in 2010 were elected to their present term of office by vote of the shareholders at the Annual Meeting of Shareholders held in May 2006. Andrew G. Sharkey, III was appointed to the Board by the other directors in July 2007, to provide a transition period before the retirement of Joe D. Crider. Mr. Sharkey was recommended by several directors and interviewed by the Nominating and Governance Committee before the Nominating and Governance Committee recommended that he be selected to serve on the Board of Directors. Although we do not expect that any nominee will decline or be unable to serve as a director, if any nominee declines or is unable to serve, the proxies will be voted, at the Annual Meeting or any adjournment thereof, for such other person as the Board of Directors may select or, if no other person is so selected, as the proxyholders may, in their discretion, select; provided that the proxyholders will not vote for more than five nominees.

Certain information with respect to each nominee is set forth in “Management” below. The Board of Directors recommends that shareholders vote FOR the election of each nominee as a director. Unless otherwise indicated on your proxy, the proxyholders will vote your proxy FOR the election of all named nominees.

PROPOSAL TO APPROVE
CORPORATE OFFICERS BONUS PLAN

On February 13, 2008, the Compensation and Stock Option Committee recommended to the non-management directors on the Company’s Board of Directors that the Company’s corporate officers be removed from the Company’s Key-Man Incentive Plan and that a new Corporate Officers Bonus Plan (the “Bonus Plan”) be adopted to provide for annual cash incentive bonuses for the Company’s corporate officers. The Company’s shareholders are being asked to approve this new pay-for-performance plan. The following summary of the Bonus Plan describes its material features, but is not intended to be complete and is qualified in its entirety by reference to the Bonus Plan, attached as Appendix A to this Proxy Statement.

The Compensation and Stock Option Committee determined that it would be appropriate to develop a new bonus plan for the corporate officers based on the Company’s annual return on beginning shareholders’ equity, which the Compensation and Stock Option Committee has identified as the most meaningful measurement to evaluate the performance of the management of the Company. Specifically, the Bonus Plan would provide a quantitative calculation for determining the amount of the bonuses to be paid based on the annual return on beginning shareholders’ equity. The Compensation and Stock Option Committee developed a sliding scale to calculate the percentage of a named executive officer’s base salary that would be paid as an incentive bonus for any particular year. This same sliding scale has been applied under the Key-Man Incentive Plan for the previous two years to determine the maximum amount to be paid as a bonus to the extent that the performance goals were met. The target bonus is considered to be 100% of the named executive officer’s base salary. This target would be attained if the Company’s return on beginning shareholders’ equity were 12%. No bonus would be payable unless the return on beginning equity is 6% or more, and the percent of base salary payable as a bonus would vary from a minimum of 14%, if the minimum return on beginning equity were achieved, to 300%, if the return on beginning equity were 25% or more. The Company’s average return on beginning shareholders’ equity was approximately 12.8% over a 27-year period through 2005. No other performance criteria were established for the named executive officers to achieve to qualify for this cash bonus. All of the named executive officers would receive the same percent of base salary as a bonus to the extent that the performance goal is achieved. The Bonus Plan also provides for incentive bonuses to be paid to other corporate officers of the Company, with the percentage of base salary payable to each such officer determined within the sole discretion of the Compensation and Stock Option Committee.

Purpose of the Bonus Plan.

The purpose of the Bonus Plan is to be a non-equity, pay-for-performance program designed to motivate corporate officers, including named executive officers, to enhance total shareholder return and shareholder value and to ensure the Company’s ability to attract and retain superior officers by providing an annual cash bonus based on Reliance’s performance, with the bonus to be paid by March 15 of the following year. The Bonus Plan is designed to provide cash compensation to corporate officers at levels that are competitive with that provided by other companies of similar size and complexity.

Administration of the Plan.

The Bonus Plan is currently administered by the Compensation and Stock Option Committee and all awards under the Bonus Plan are subject to the approval of the non-management members of the Board of Directors. The Compensation and Stock Option Committee, acting as the administrator, has full authority to interpret the provisions of the Bonus Plan consistent with qualification of the Bonus Plan as performance-based compensation under Section 162(m) of the Internal Revenue Code. The Compensation and Stock Option Committee must certify in writing the extent to which the performance goal was achieved.

Eligibility.

Only corporate officers of Reliance and of RSAC Management Corp., a California corporation that is a wholly-owned subsidiary of Reliance, are eligible to participate in the Bonus Plan. The Board of Directors determines who is a corporate officer and, therefore, eligible to participate in the Bonus Plan. Although eligibility from year to year is dependent on status as a corporate officer, it is currently expected that approximately ten individuals will participate in the Bonus Plan each year, with other individuals being added if and when they become corporate officers.

The Bonus Plan requires that any participant must be a corporate officer of the Company at the end of the applicable year and that any incentive bonus actually earned based on performance may be prorated if the participant was a corporate officer for less than the full year. The Bonus Plan gives the Compensation and Stock Option Committee the discretion to award a pro rated bonus if a corporate officer retires prior to December 31 in any year. All awards shall be payable no later than March 15 following the end of the year for which the bonus is payable.

Maximum Bonus.

No participant may receive a bonus under the Bonus Plan of more than $5 million with respect to any year.

Amendment and Termination of the Plan.

The Company’s non-management directors on the Board of Directors may amend or terminate the Bonus Plan at any time and for any reason, but, to be deductible for federal income tax purposes, in accordance with Section 162(m) of the Internal Revenue Code, material amendments to the Bonus Plan are subject to shareholder approval. The Bonus Plan will also be submitted to shareholders for approval as necessary to enable the bonuses to continue to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Assignability and Transferability.

Awards under the Bonus Plan are not assignable or transferable by the participant, except by will or the laws of inheritance following a participant’s death.

General Tax Consequences.

Under Internal Revenue Code Section 162(m), no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to a company’s “covered employee”. An exception to this rule is available when compensation is paid to a covered employee pursuant to “performance-based compensation.” The Bonus Plan is designed to qualify awards made under the Bonus Plan as performance-based compensation in accordance with Section 162(m), so that the Company may receive a Federal Income Tax deduction for the payment of incentive bonuses to the named executive officers under the Bonus Plan.

The regulations governing Section 162(m) provide that a “covered employee” is determined in accordance with the executive compensation disclosure rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, the Exchange Act does not contain a definition of “covered employee” as referenced in Section 162(m). The Exchange Act now requires disclosures relating to a company’s principal executive officer regardless of compensation, principal financial officer regardless of compensation, and the three most highly-compensated executive officers other than the principal executive officer and the principal financial officer as determined as of the end of the last completed year. The Internal Revenue Service released guidelines in June 2007 providing that, for purposes of Section 162(m), a “covered employee” means the principal executive officer (or anyone acting in such capacity) and the three highest paid officers of the relevant taxable year. For purposes of Section 162(m), a “covered employee”, does not include the principal financial officer unless such officer is otherwise one of the three highest paid officers.

Benefits Under the Bonus Plan.

The table below provides certain summary information concerning the target and maximum dollar amounts of incentive bonus payments that may be made to the named individuals under the Bonus Plan for year 2008 if the target or maximum performance goals are achieved. The right to receive any bonus payment under the Bonus Plan for 2008 depends on whether and to what extent the performance goal is achieved, and the named participants may receive a reduced amount or no payment at all depending on the return on the beginning shareholders’ equity actually achieved by the Company for 2008. It is not possible to calculate at the present time what benefits will actually be received by the named executive officers.

	Target Bonus	Maximum Bonus
Officer Name/Title	Amount	Amount

David H. Hannah Chairman and Chief Executive Officer	$700,000	$2,100,000
Gregg J. Mollins President and Chief Operating Officer	$520,000	$1,560,000
Karla R. Lewis Executive Vice President, Chief Financial Officer and Assistant Secretary	$375,000	$1,125,000
James P. MacBeth Senior Vice President, Carbon Steel Operations	$320,000	$960,000
William K. Sales, Jr. Senior Vice President, Non-Ferrous Operations	$330,000	$990,000
Executive Group	$2,245,000	$6,735,000
Non-Executive Director Group	$-0-	$-0-
Non-Executive Officer Employee Group	$845,000	$845,000	(1)

(1)	Estimate based on percentages of base salary applicable for 2008. The actual amount of the bonuses for non-executive officers is within the discretion of the Compensation and Stock Option Committee, subject to approval of the independent, non-management directors.

Interested Parties

As described above, each of the named executive officers will benefit by receiving an annual cash incentive bonus if the Bonus Plan is approved by the shareholders.

Recommendation of the Board.

The affirmative vote of holders of shares of Common Stock having a majority of the votes present in person or represented by proxy at the Annual Meeting of Shareholders and entitled to vote on the Bonus Plan is required to approve the Bonus Plan. If you own shares through a broker or in a plan, you must specifically instruct your broker or the trustee of the plan how to vote in order for your vote to be counted on this proposal. Should shareholder approval not be obtained, then the Bonus Plan will not be implemented.

The independent members of the Board of Directors believe that the Corporate Officers Bonus Plan is in the best interests of the Company and its shareholders and recommend that the shareholders vote FOR approval of the Bonus Plan. The proxies will be voted FOR approval of the Bonus Plan unless otherwise directed.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our directors and executive officers:

Name	Age	Position with Reliance

David H. Hannah(1)	56	Chairman and Chief Executive Officer; Director
Gregg J. Mollins(1)	53	President; Chief Operating Officer; Director
Karla R. Lewis	42	Executive Vice President; Chief Financial Officer
James P. MacBeth	60	Senior Vice President, Carbon Steel Operations
William K. Sales, Jr.	50	Senior Vice President, Non-Ferrous Operations
Joe D. Crider(1)(4)(5)	78	Director
Thomas W. Gimbel(1)(5)	56	Director
Douglas M. Hayes(2)(3)(4)	64	Director
Franklin R. Johnson(2)(3)(5)	71	Director
Mark V. Kaminski(1)(3)(4)(5)	52	Director
Andrew G. Sharkey, III(1)(4)(5)	61	Director
Richard J. Slater(2)(4)(5)	61	Director
Leslie A. Waite(2)(3)(4)	62	Director

(1)	Term of office as a director expiring in 2008.

(2)	Term of office as a director expiring in 2009.

(3)	Member of the Audit Committee.

(4)	Member of the Compensation and Stock Option Committee.

(5)	Member of the Nominating and Governance Committee.

Nominees for Directors to be Elected in 2008 With Terms Ending in 2010

Thomas W. Gimbel was appointed a director of Reliance in January 1999. Mr. Gimbel has been retired since 2006 and currently serves as Trustee of the Florence Neilan Trust, Reliance’s largest shareholder. Between 1984 and 2006, Mr. Gimbel was the President of Advanced Systems Group, an independent computer consulting firm servicing database requirements for diverse businesses of various sizes. From 1975 to 1984, Mr. Gimbel was employed by Dun & Bradstreet. Mr. Gimbel serves as a member of our Nominating and Governance Committee. The Board of Directors has determined that Mr. Gimbel is an independent director.

David H. Hannah was appointed a director of Reliance in 1992 and became the Chairman in October 2007 and the Chief Executive Officer of Reliance in January 1999. Mr. Hannah served as President of Reliance from November 1995 to January 2002. Prior to that, he was Executive Vice President and Chief Financial Officer from 1992 to 1995, Vice President and Chief Financial Officer from 1990 to 1992 and Vice President and Division Manager of the Los Angeles Reliance Steel Company division of Reliance from 1989 to 1990. Mr. Hannah has served as an officer of the Company since 1981. For eight years before joining Reliance in 1981, Mr. Hannah, a certified public accountant, was employed by Ernst & Whinney (a predecessor to Ernst & Young LLP, our independent registered public accounting firm through 2007) in various professional staff positions.

Mark V. Kaminski was appointed a director of Reliance in November 2004. Mr. Kaminski was chief executive officer and a director of Commonwealth Industries Inc. (now Aleris International, Inc.) from 1991 to June 2004, when he retired. Mr. Kaminski had served in other capacities with Commonwealth Industries Inc. since 1987. Aleris is a supplier of metals to Reliance, but the purchases in any year do not exceed five percent of either the gross revenues or the total consolidated assets of Reliance or of Aleris. Mr. Kaminski is also a director of the Matthew Kelly Foundation, Cincinnati, Ohio, a non-profit organization. Mr. Kaminski serves as a member and Chairman of our Nominating and Governance Committee and as a member of our Compensation and Stock Option Committee and our Audit Committee. The Board of Directors has determined that Mr. Kaminski is an independent director.

Gregg J. Mollins was appointed a director of Reliance in September 1997 and became President of Reliance in January 2002. Mr. Mollins has served as Chief Operating Officer since May 1994. Mr. Mollins was Executive Vice President from November 1995 to January 2002, was Vice President and Chief Operating Officer from 1994 to 1995 and was Vice President from 1992 to 1994. Prior to that time he had been with Reliance for six years as Division Manager of the Santa Clara division. For ten years before joining Reliance in 1986, Mr. Mollins was employed by certain of our competitors in various sales and sales management positions.

Andrew G. Sharkey, III was appointed a director of Reliance in July 2007. Mr. Sharkey has served as president and chief executive officer of the American Iron and Steel Institute since 1993 and from 1978 to 1993 was president, executive vice president and director of education for the Steel Service Center Institute (currently the Metal Service Center Institute). Mr. Sharkey serves as a member of our Nominating and Governance Committee and our Compensation and Stock Option Committee. The Board of Directors has determined that Mr. Sharkey is an independent director.

Directors Whose Terms Continue Until 2009

Douglas M. Hayes became a director of Reliance in September 1997. Mr. Hayes retired from Donaldson, Lufkin & Jenrette Securities Corporation (“DLJ”), where he was Managing Director of Investment Banking from 1986 to May 1997, after which he established his own investment firm, Hayes Capital Corporation, located in Los Angeles, California. DLJ was an underwriter in our 1997 public equity offering and was also the underwriter in our initial public offering in 1994. Mr. Hayes serves as a member of our Audit Committee and our Compensation and Stock Option Committee. Mr. Hayes served on our Nominating and Governance Committee through February 2005. Mr. Hayes is also a director of Circor International, Inc., a public company, the securities of which are traded on the New York Stock Exchange, and for which Mr. Hayes serves as chairman of the nominating and governance committee and as a member of the audit committee and the compensation committee. The Board of Directors has determined that Mr. Hayes is an independent director, and Mr. Hayes serves as our Lead Director for non-management director meetings.

Franklin R. Johnson was appointed a director of Reliance in February 2002. Mr. Johnson is a certified public accountant, having been the managing partner of the entertainment practice of Price Waterhouse until he retired in June 1997. Mr. Johnson was the chief financial officer of Rysher Entertainment, a producer and distributor of films and television shows from June 1997 to June 1999 and, since July 1999, he has served as a business consultant, a litigation consultant and an expert witness, none of which services has been provided to Reliance. Mr. Johnson serves as a member and the Chairman of our Audit Committee and as a member of our Nominating and Governance Committee. Mr. Johnson also serves as a director of Special Value Continuation Fund, a registered investment fund for institutional investors organized by Tennenbaum Capital Partners, for which Mr. Johnson is chairman of its audit committee. The Board of Directors has determined that Mr. Johnson is an independent director and that he qualifies as the financial expert of the Audit Committee.

Richard J. Slater became a director of Reliance as of January 1, 2006. Mr. Slater is chairman of ORBIS LLC, an investment and corporate advisory firm, and serves on the board of directors of Bluebeam, a privately-held, early stage software development company. From May 1980 until his retirement in October 2006, Mr. Slater served in various executive positions with Jacobs Engineering Group, including Executive Vice President of Worldwide Operations (1998 through 2002) and advisor to the chairman and CEO (2003 through 2006). He is currently a director of KBR, Inc., a member of their nomination and governance committee and chairman of its health, safety and environmental committee. He is also a Trustee of the Board of Claremont Graduate University, chairman of their business and finance committee, and member of their audit and investment committees. The Board of Directors has determined that Mr. Slater is an independent director.

Leslie A. Waite has been a director of Reliance since 1977. Mr. Waite is an investment advisor and, since April 2003, has been Managing Director and Senior Portfolio Manager of Lombardia Capital Partners LLC (formerly Valenzuela Capital Partners LLC). Prior to that, he had been the president and chief portfolio manager of Waite & Associates since its formation in 1977. Mr. Waite is a member of our Audit Committee and serves as a member and

Chairman of our Compensation and Stock Option Committee. The Board of Directors has determined that Mr. Waite is an independent director.

Executive Officers

In addition to Messrs. Hannah and Mollins, the following are executive officers of Reliance:

Karla R. Lewis became Executive Vice President of Reliance in January 2002 and continues as our Chief Financial Officer. Mrs. Lewis was also appointed an Assistant Secretary in 2007. Mrs. Lewis had been Senior Vice President and Chief Financial Officer of Reliance since February 2000. Mrs. Lewis served as Vice President and Chief Financial Officer of Reliance from 1999 to 2000 and was Vice President and Controller from 1995 to 1999. Mrs. Lewis served as Corporate Controller from 1992 to 1995. For four years prior to joining Reliance, Mrs. Lewis, a certified public accountant, was employed by Ernst & Young (our independent registered public accounting firm for 2007) in various professional staff positions.

James P. MacBeth became Senior Vice President, Carbon Steel Operations in January 2002, having been promoted from Vice President, Carbon Steel Operations, a position which he had held since July 1998. Prior to that time, Mr. MacBeth served as Division Manager of our Los Angeles Reliance Steel Company division from September 1995 to June 1998. From December 1991 to September 1995, Mr. MacBeth was Vice President and Division Manager of Feralloy Reliance Company, L.P., a joint venture owned 50% by Reliance. Prior to December 1991, Mr. MacBeth held various sales and management positions since joining Reliance in 1969.

William K. Sales, Jr. became Senior Vice President, Non-Ferrous Operations in January 2002, having joined Reliance as Vice President, Non-Ferrous Operations in September 1997. From 1981 to 1997, Mr. Sales served in various sales and management positions with Kaiser Aluminum & Chemical Corp., a producer of aluminum products and a supplier of Reliance.

Significant Employees

In addition, the following Reliance officers are expected to make significant contributions to our operations:

Brenda Miyamoto, 35, became Vice President and Corporate Controller in May 2007, having been promoted from Corporate Controller, a position which she had held since January, 2004. Prior to that time, Ms. Miyamoto served as Group Controller from December 2001 to January 2004. For six years prior to joining Reliance, Ms. Miyamoto, a certified public accountant, was employed by Ernst & Young LLP (our independent registered public accounting firm for 2007) in various professional staff and manager positions.

Donna Newton, 54, became Vice President, Human Resources in January 2001. Ms. Newton joined Reliance as Director of Employee Benefits and Human Resources in February 1999. Prior to that time, she was director of sales and service for the Los Angeles office of Aetna U.S. Healthcare and also held various management positions at Aetna over a 20-year period.

Kay Rustand, 60, joined Reliance as Vice President and General Counsel in January 2001. Prior to that time, Ms. Rustand was a partner at the law firm of Arter & Hadden LLP (our former counsel) in Los Angeles, California, for more than 10 years, specializing in corporate and securities law. Following law school, Ms. Rustand served as a law clerk for the Honorable Herbert Y. C. Choy, of the U.S. Court of Appeals, 9th Circuit.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis should be read together with the information presented in the Summary Compensation Table and other compensation tables and the footnotes to those tables and related disclosures elsewhere in this proxy statement.

Overview

The Company’s executive compensation program is administered by the Compensation and Stock Option Committee of the Board of Directors (the “Compensation Committee”), which is composed entirely of independent, non-employee directors and which makes recommendations to the non-management directors on the Board of Directors regarding the compensation of the Company’s corporate officers, including the named executive officers as defined in Rule 402(a)(3) under the Securities Exchange Act of 1934, as amended. The executive compensation program is a pay-for-performance program that is designed to motivate corporate officers to enhance shareholder value with compensation plans that are tied to Company performance as well as individual performance and to ensure our ability to attract and retain superior corporate officers by targeting compensation at a level competitive with other companies in our industry or companies having size or complexity comparable to our Company. To meet these objectives, the program has both cash and equity elements and short-term, long-term and retirement benefits. The named executive officers generally receive a base salary, an annual cash incentive bonus, grants of stock options and/or restricted stock and certain retirement benefits, as well as benefits common to all of our Company’s employees.

The Compensation Committee evaluates, from time to time with the help of an outside consultant, both the total compensation package and the individual elements of the package on at least an annual basis. The Compensation Committee considers both qualitative and quantitative criteria in determining the amount of the total compensation package and the allocation between cash and non-cash elements, historical compensation records of the Company,, and recommendations and evaluations by named executive officers with respect to officers they supervise. With the help of its consultant, the Compensation Committee develops a peer group of comparable size and complexity and reviews compensation information available for officers of that peer group and also reviews surveys that cross industries and size of companies. The Compensation Committee may also provide guidelines to our Chief Executive Officer (“CEO”) for compensation of other management personnel.

Compensation Committee

The Compensation Committee is comprised solely of directors who satisfy the independence requirements of the listing standards for the New York Stock Exchange, come within the definition of “non-employee directors” pursuant to Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and are deemed to be “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. Management assists the Compensation Committee in its administration of the executive compensation program by providing quantitative data and qualitative evaluations regarding both Company and individual performance. The Compensation Committee reviews our Company’s financial statements, certain stock market data, and comparable compensation information for executive officers of other public companies, including companies that the Compensation Committee has identified as the Company’s peer group based on size in terms of revenues and/or stock market capitalization structures and complexity.

From time to time the Compensation Committee engages an independent outside consulting firm to aid in the review and evaluation of the total compensation package provided to named executive officers. In 2007, the Compensation Committee engaged ECG Advisors, LLC to provide an objective review of the compensation paid to the named executive officers and to identify competitive levels and elements of compensation paid to similarly-situated executive officers at other public companies. ECG was asked to consider the Company’s executive compensation structure and to recommend changes consistent with what is considered market level or competitive total compensation for executive officers of similar public companies. ECG was not engaged to provide any other services to the Company, except with respect to the review by the Nominating and Governance Committee of director compensation, as described below.

There are few public companies in the metals service center industry that are of comparable size, complexity and performance to Reliance. Accordingly, the Compensation Committee and ECG together developed a peer group for purposes of comparison, consisting of the following 14 Fortune 500-ranked public companies, including six metals companies, four diversified wholesalers, two Southern California Fortune 500-ranked companies that are in traditional businesses, and three other Fortune 500-ranked companies in somewhat-related businesses: AK Steel Holding Company; Allegheny Technologies, Inc.; Avery Dennison Group; Commercial Metals; Dover Corp.; Genuine Parts; Jacobs Engineering Group; Pitney Bowes, Inc.; Steel Dynamics, Inc.; Terex Corp.; W. W. Grainger, Inc.; Wesco International; and Worthington Industries, Inc. (together, the “2007 Peer Group”). The 2007 Peer Group was selected so that the Company would be in the approximate middle of the group with respect to various metrics. The Company was at the 67th percentile for annual revenues, the 54th percentile for net income and the 47th percentile for return on equity when compared with the companies in the 2007 Peer Group. The peer group identified by the Compensation Committee may change from year to year, depending on the Company’s growth, changes in the economy and other events that might make any individual company more or less comparable to Reliance.

The Compensation Committee also made extensive use of survey data compiled by other compensation consultants for certain companies to supplement the information for the 2007 Peer Group. The Towers Perrin 2005 survey included information from approximately 950 companies having $1 billion or more in revenues across approximately 40 industries. The Mercer Human Resources Consulting survey included information from approximately 2,450 U.S. companies in 40 industries. The surveys provided regression lines for compensation that ECG adjusted to more accurately reflect the differential compensation levels in different industries.

Policies

The executive compensation program of the Company was established by the Board of Directors initially and is annually reviewed by the Compensation Committee. The non-management members of the Board must approve all changes in the policies, programs or plans affecting executive compensation. The executive compensation program is a pay-for-performance program that is designed to:

•	motivate executives to enhance shareholder value with compensation plans that are tied to Company performance; and

•	target executive compensation at a level to ensure our ability to attract and retain superior executives.

Historically, Reliance has enjoyed a team-oriented corporate culture and has rewarded the entire team of executive and corporate officers for their joint efforts that result in the Company’s performance. The Company believes that attracting and maintaining a team of superior officers with complementary skills and expertise has proven successful for the Company’s growth, both organically and through acquisitions, and for maintaining the Company’s profitable financial performance, each of which generally enhances shareholder value. To motivate executive officers to enhance shareholder value, we maintain a pay-for-performance compensation structure that rewards our executive officers principally for the amount of return on beginning shareholders’ equity and other factors of Company performance, but also for individual performance, activities that further the strategic vision and goals of the Company, and the individual’s level of responsibility and length of time with the Company. The underlying principle that all of the Company’s senior management is required to adhere to is to maintain the Company’s reputation for honesty and integrity, while providing excellent, responsive service to our customers and maintaining excellent relationships with our suppliers.

Our compensation structure for our named executive officers has four main elements: base salary, cash incentive bonus, stock options or restricted stock and retirement benefits, which together provide short-term, long-term and retirement benefits, and have both cash and equity components. The allocation between cash and non-cash elements is intended to provide short-term benefits (cash) and long-term benefits (non-cash). The allocation between the base salary and the cash incentive bonus is intended to place a significant portion of the named executive officers’ compensation at risk based on the Company’s performance. If there is an average return on beginning shareholders’ equity, then the named executive officers may earn an incentive bonus equal to 100% of the executive officer’s base salary, which is the target amount, and an above-average return would normally result in a higher percentage of the officer’s base salary being paid as a cash bonus. The long-term benefits include both equity

(through stock option or restricted stock grants) and retirement benefits. The equity component is intended to more closely align officers’ and shareholders’ interests, and both of the long-term benefits are intended to encourage the officers to remain with the Company and to seek to increase shareholder value.

In February 2007 the Compensation Committee and the non-management directors on the Board of Directors established the requirement that the named executive officers maintain an ownership position in our Common Stock at least equal to five times base salary for our principal executive officer (our CEO), four times base salary for our chief operating officer, three times base salary for our principal financial officer (our CFO), and two and a quarter times base salary for the other named executive officers. All of the executive officers are in compliance with the stock ownership requirements. The policy that all such officers must maintain a shareholding position in the Company helps to align the officers’ interests as much as possible with those of our shareholders. Other than any appreciation in the value of our common stock that may be available as a result of grants made under our stock option and restricted stock plans and any increase in benefits under the supplemental executive retirement plan (“SERP”), we have no deferred compensation plans for our executive officers.

Procedures

The Compensation Committee is charged with assisting the Board to fulfill its obligations with respect to the compensation policies and does so by gathering both current and historical information relevant to the performance of the Company as compared to the identified peer group, compensation paid to named executive officers of the Company and comparable officers with the companies in the peer group identified by the Compensation Committee, and from time to time surveys of other public companies that the Compensation Committee determines to be comparable or useful. The Compensation Committee further requests that our CEO provide a summary of accomplishments and disappointments for the year under review, goals and results for the year under review and goals for the year ahead, a discussion of any risk management issues, any revisions to the strategic vision of the Company and a review or evaluation of each of the corporate officers, including the named executive officers, prepared by that person’s immediate supervisor. The Compensation Committee reviews and discusses these items before it begins any analysis specifically related to the mix, structure or amount of total compensation for the corporate officers.

After reviewing that information and the data previously gathered, the Compensation Committee makes recommendations for the compensation to be paid to the CEO and other corporate officers. The Compensation Committee then discusses these recommendations with the CEO and presents these recommendations to the non-management members of the Board of Directors in executive session. The cash portion of the compensation is generally considered separately from the equity portion, although the Compensation Committee does analyze the proposed total compensation package before making any recommendations. The independent, non-management directors of the Board make the final determination of the compensation to be paid to the CEO and the other corporate officers of the Company.

Elements

The compensation paid to each of the named executive officers is structured in the same manner and contains the same basic elements as for all of the corporate officers, that is, base salary, an annual cash incentive bonus, and long-term compensation in the form of stock options or restricted stock. The executive officers are also eligible to receive benefits under our SERP, which provides post-retirement benefits to the named executive officers, among others. Our named executive officers may participate in our 401(k) plan and health and medical insurance benefits, life and disability insurance, and ESOP benefits on the same basis as these benefits are generally available to all eligible employees. (Since our Company is decentralized, we do not have master plans for each of these benefits that apply to employees Company-wide. Certain of our plans, such as the ESOP, are available only to employees of Reliance and RSAC Management Corp. Other plans are available only to employees of certain subsidiaries and not corporate officers.) In lieu of either providing a car or reimbursing certain personnel for auto travel, certain members of senior management, including the executive officers, are paid a car allowance monthly.

Base Salary

The base salary is what the name implies — the primary, or base, compensation for each of the named executive officers, which is the minimum pay that any officer would receive in any year. The base salaries of the named executive officers are intended to be competitive with those of comparable officers at companies in the identified peer group. The Compensation Committee determined to benchmark the base salaries of the named executive officers against the base salaries of comparable officers at companies in the 2007 Peer Group. The Compensation Committee found that the base salaries of the named executive officers are somewhat below market with the base salary of the Chief Executive Officer substantially below market. The Compensation Committee determined it was appropriate to increase the Chief Executive Officer’s base salary by approximately 10% effective for 2008 to reduce this differential. The other named executive officers were given increases ranging from 1.6% to 7.1%.

Incentive Bonus

The Company has maintained its Key-Man Incentive Plan for division managers and corporate officers of Reliance since 1965, with amendments from time to time. The Key-Man Incentive Plan is primarily a quantitative calculation based on the annual operating results of the Company, with the point assignment being a qualitative element. To determine the bonus amounts to be paid under the Key-Man Incentive Plan, the Compensation Committee first calculates the bonus pool, which is an amount equal to 20% of the amount by which the Company’s net income for the current year exceeds the average risk-free rate of return on a one year Treasury bill applied to the Company’s net worth at the beginning of the year. That amount is then divided by the total points that the Compensation Committee has allocated to all participants under the Plan. This determines the value per point which is then multiplied by each participant’s number of points assigned by the Compensation Committee. The Compensation Committee also establishes maximum bonus amounts for each individual, based on a percent of that person’s base salary. The maximum bonus amounts for the named executive officers have been determined for the last two years based on a sliding scale with percentages of base salary corresponding to certain rates of return on beginning shareholders’ equity, so that the maximum bonus payable to any named executive officer may not exceed the corresponding percentage applicable for the Company’s return on beginning shareholders’ equity shown on the sliding scale. The target bonus is considered to be 100% of the named executive officer’s base salary. This target is attained if the Company’s return on beginning shareholders’ equity equals 12%. No bonus would be payable unless the return on beginning equity was at least 6%, for which the percent of base salary that would be the maximum bonus payable would be 14%. The maximum bonus payable to each executive officer if the Company achieves a return on beginning shareholders’ equity equal to 25% or more is 300% of base salary. In 2007 the Company’s return on beginning shareholders’ equity was approximately 23% and, accordingly, the maximum incentive bonus amount payable to the named executive officers under the Key-Man Incentive Plan was 269% of their respective base salaries. Under the Key-Man Incentive Plan the corporate officers, including the named executive officers, including the named executive officers, may elect to receive 25% of their bonus in shares of restricted Common Stock. None of the officers made such an election for the 2007 bonus.

In February 2008 the Compensation Committee recommended and the independent non-management directors on the Board of Directors approved a Corporate Officers Bonus Plan (the “Bonus Plan”) that is a non-equity incentive bonus plan available to all officers of Reliance and RSAC Management Corp., including the named executive officers. (See discussion of Bonus Plan under Proposal to Approve Corporate Officers Bonus Plan.) The Bonus Plan is primarily a quantitative calculation based on the annual total return on beginning shareholders’ equity for the named executive officers and simplifies the calculations made under the Key-Man Incentive Plan. The Compensation Committee has adopted a sliding scale to calculate the bonus for named executive officers, which provides for a bonus to be paid to named executive officers if the rate of return on beginning equity is 6% or more, with the amount of bonus calculated as a corresponding percent of base salary ranging from 14% to 300%. By way of example, the named executive officers would receive no bonus if the rate of return were below 6%, a bonus of 100% of base salary if the rate of return were 12% (which is considered the target based on the Company’s long-term average return on beginning shareholders’ equity) and a maximum of 300% of base salary if the rate of return were 25% or greater. Despite this quantitative calculation, the independent, non-management directors on the Board of Directors have final authority to approve these bonuses. This Bonus Plan and the sliding scale have been approved by the independent directors to establish the performance goals applicable for 2008. This Bonus Plan is intended primarily to reward the named executive officers for the Company’s performance.

When benchmarking the incentive bonus against those paid to comparable officers at companies in the 2007 Peer Group, the Compensation Committee found that the annual bonuses are highly competitive. The Compensation Committee determined that, for 2006, the Company’s average return on beginning shareholder’s equity was 12.8% over a 27-year period, with a median return of 13.2%. For 2007, the average rate of return over the 28-year period had increased to 13.7% and the median had increased to 13.4%. The rates of return have, however, varied from a low of 1.6% to a high of 32.6% during that period. In only three years in the 28-year period has the Company exceeded the 25% rate of return, which the Compensation Committee has determined is required for the named executive officers to achieve the maximum incentive bonus equal to 300% of their respective base salaries. The rate of return in 2006 exceeded 25%, and the rate of return for 2007 was approximately 23%. Accordingly, for 2007 all of the executive officers received 269% of their respective base salaries as an incentive bonus.

Stock Option and Restricted Stock Plan

We have adopted, and the shareholders have approved, the Amended and Restated Stock Option and Restricted Stock Plan (the “Stock Plan”). The Stock Plan is intended to encourage the named executive officers, among others, to remain with the Company on a long-term basis and to reward individual performance and levels of responsibility. The scope and authority of the Compensation Committee is defined by the Stock Plan. The Compensation Committee has complete authority to interpret the Stock Plan and make all decisions with respect to how it functions. The Compensation Committee recommends to whom and in what number, and with what terms and conditions, options or restricted stock should be granted, but the independent, non-management members of the Board must confirm the issuance of the options. Under the Stock Plan, the Compensation Committee may recommend to the Board of Directors the grant of incentive stock options, non-qualified stock options or restricted stock. Thus far, we have not issued any incentive stock options or restricted stock under the Stock Plan. We have, however, granted non-qualified stock options. All awards to named executive officers are approved by the independent, non-employee directors of the Company. The Compensation Committee considers the recommendations of our Chief Executive Officer with respect to any grants or awards to the other named executive officers.

In making its recommendations to the Board, the Compensation Committee considers the position of the named executive officer, his or her importance to the Company’s results, his or her individual performance, the number of options already granted to that individual and the option price or prices at which those earlier granted options are exercisable, the total number of options to be recommended for granting and the relative number of such recommended option grants among the various individuals then under consideration for option grants, as well as related stock option expense as a percentage of pre-tax income. The Compensation Committee determined that no more than 20% of the total options granted in any particular approved grant in 2007 should be granted to the named executive officers.

Under the terms of the Company’s Stock Plan the exercise price of the stock option must be at least equal to the fair market value of the underlying stock on the date of grant. The fair market value is defined, for purposes of the Stock Plan, as the value at least equal to the closing price of Reliance Common Stock on the New York Stock Exchange Composite Index on the business day immediately prior to the grant date.

The Company did not grant any stock options in 2006 because of certain material non-public information then held by the Company. Accordingly, the Chief Executive Officer recommended to the Compensation Committee that a larger number of stock options be granted to the named executive officers in 2007. The Compensation Committee agreed with this recommendation, but also suggested that there be annual grants of stock options in the future. In addition, in March 2007 the Compensation Committee determined, because of the cyclicality of the Company’s business operations, to make the term of newly-granted stock options seven years, instead of the five years that was applicable to previously granted stock options, but the options continue to become exercisable at the rate of 25% per year commencing one year from the date of grant. When benchmarking the long-term incentive compensation value of the stock options granted to the named executive officers against the long-term incentive equity compensation received by comparable executive officers at companies in the 2007 Peer Group, the Compensation Committee found that the value of the stock options granted to the Chief Executive Officer and the Chief Operating Officer was

below market and the value of the stock options granted to the other named executive officers was above market. The Compensation Committee determined to adjust this differential by recommending that an increased number of stock options be granted to the Chief Executive Officer and the Chief Operating Officer in 2008. Additionally, for 2008, the Compensation Committee determined that no more than 33% of the total options granted should be granted to all of the corporate officers as a group, including the named executive officers.

The Company does not plan to time nor has it timed its release of material non-public information for the purpose of affecting the value of any stock or stock options granted. In fact, the Company has delayed the grant of options when in possession of material non-public information. Historically, the Compensation Committee has recommended grants of stock options for named executive officers at such times as it believed appropriate to ensure that each of the named executive officers has a reasonable amount of unexercised stock options. Beginning in 2007, the Compensation Committee determined to grant stock options or restricted stock annually after the market has had an opportunity to react to the Company’s release of its financial results for the prior year. Our Company maintains internal controls to prevent backdating or repricing of stock options.

SERP

In 1996, Reliance adopted a Supplemental Executive Retirement Plan (“SERP”), which provides post-retirement benefits to our executive officers and certain other key employees, as the Compensation Committee, in its discretion, determines appropriate. Under the SERP, benefit payments equal 50% of the average of the participant’s highest five years of the last ten years of total cash compensation, less benefits from other retirement plans that we sponsor, including the 401(k) Plan and ESOP and social security benefits received. The SERP was amended in 1999 to provide for a pre-retirement death benefit. The Compensation Committee considers the SERP benefits in its analysis of the total compensation to be paid to the named executive officers. In benchmarking the values of the SERP against the retirement benefits offered at companies in the 2007 Peer Group, the Compensation Committee found that the values are competitive for the Chief Executive Officer and highly competitive for the other four named executive officers.

Other Benefits

Our 401(k) Plan allows all eligible employees, including the named executive officers, who have been employed a minimum of three months to defer a portion of their compensation and provides a matching contribution of up to 3% of eligible compensation, subject to certain IRS limitations. All named executive officers participate in this 401(k) Plan. We have maintained an Employee Stock Ownership Plan (“ESOP”) since 1974, which was approved by the IRS as a qualified plan. All non-union employees of Reliance and RSAC Management Corp. (but not other subsidiaries), including the named executive officers, are eligible to participate in the ESOP as of January 1 after one and one-half years’ of service. An employee who is eligible to participate in the ESOP is fully vested in the shares of our Common Stock allocated to his/her ESOP account. Allocation is based on the participant’s compensation each year, including bonuses, as compared to the total compensation of all participants, subject to the maximum amounts established by the IRS. The Company also pays 100% of the healthcare insurance premiums for the named executive officers and his/her dependents, as we do for all eligible employees of Reliance and RSAC Management Corp., and the Company provides a car allowance and parking for the named executive officers. The Company provides club memberships for our named executive officers that are intended to be used for business purposes.

Analysis

When making decisions regarding the compensation of our named executive officers, the Compensation Committee considers information from a variety of sources. The Compensation Committee obtains from our accounting department historical data on the level of compensation paid to executive officers by the Company in the past, both individually and in relation to one another. The accounting department with assistance from outside experts also prepares certain quantitative calculations regarding the values of stock option grants and the SERP benefits. Members of the Compensation Committee and its consultant gather publicly available information on compensation paid by members of the Company’s identified peer group, as well as information regarding the Company’s performance and results relative to these other companies, and review surveys of related compensation information. The composition of the peer group is reviewed and, if necessary, revised annually in an effort to assure comparability of information. The information on other companies, including the 2007 Peer Group, alone is not determinative. The Compensation Committee analyzes both the individual elements and the total compensation packages for each of the named executive officers.

The Compensation Committee extensively analyzed the following income statement, balance sheet, and stock market data of the Company and the 2007 Peer Group:

Annual revenue
Net Income
Operating margins
Return on equity
Number of full-time employees
Stock-market capitalization
One, three, five, and 10-year stock market returns benchmarked against various stock indices
Capitalization and debt ratios
Black Scholes factors.

The Compensation Committee also considered the structure of total compensation (base salary, bonus, long-term incentive plans, and SERP and related long-term plans) as compared to both the 2007 Peer Group and survey data. This discussion of the structure of various executive compensation programs included the following:

Various elements of pay expressed as a percent of salary
Mix of direct pay
Value of annual stock grants
Long-term incentive plans
Non-qualified stock option plans of 2007 Peer Group companies
Rationale for restricted stock
Restricted stock and various performance standards
Retirement plans
Retirement plans of 2007 Peer Group companies

Based on its analysis of the above and benchmarking against the 2007 Peer Group, the Compensation Committee determined that the total compensation for the four named executive officers other than the Chief Executive Officer was above market, but the total compensation of the Chief Executive Officer was 15-25% below market. The Compensation Committee, together with its consultant, determined that the Company’s team-oriented corporate culture has resulted, over the years, in a relatively “flat” compensation structure for corporate officers. Most of the officers have been with the Company for a substantial period of time and have worked with each other as part of the Reliance team, and this has fostered a pay structure which is compressed compared with other companies.

The Compensation Committee determined that the total compensation of the named executive officers should be at approximately the 65th percentile of the total compensation of those comparable executive officers in the 2007 Peer Group for meeting target performance goals and at approximately the 75th percentile for excellent performance that exceeds the target performance goals. For the year 2007, the Compensation Committee, in collaboration with its consultant and after completing its analysis, concluded that the Chief Executive Officer’s total compensation was 15-25% below market (including base salary, cash bonus, long-term incentives, and supplemental pensions) and that Reliance’s next four executive officers were approximately 15-25% above market on the same basis. To begin the process of narrowing this differential, it was the consensus of the Committee that the base salary of the Chief Executive Officer be increased by approximately 10% for 2008 and that the other named executive officers receive smaller increases in their base salaries, by comparison. The Compensation Committee did not make any adjustment to the cash incentive bonus amounts calculated under the Key-Man Incentive Plan, but, again, to make the total compensation packages more competitive, the Compensation Committee agreed to recommend an increased number of stock options as performance-based long-term incentives to the top two named executive officers of the Company.

Individual Performance Factors.  Individual performance of each of the named executive officers principally impacts the increase in base salary and the number of stock options granted. Each of the named executive officers contributed to the Company’s results in a number of ways. The Compensation Committee considered, among other things, the following specific factors in addition to the more subjective factors of management style, problem solving capabilities, supervisory responsibilities and the responsibilities of due diligence related to proposed acquisitions of each of the named executive officers:

CEO — It is the CEO’s responsibility to develop a strategic vision for the Company and to ensure that the corporate officers take actions to further the Company’s long-term corporate goals and objectives. Mr. Hannah has been the principal factor in developing and implementing the acquisition strategy of the Company and in maintaining a strong balance sheet and adequate financing to allow the Company to grow both organically and through acquisitions. In 2007 the Company completed acquisitions of five companies: Encore Group Limited; Crest Steel Corporation; Industrial Metals and Surplus, Inc.; Clayton Metals, Inc.; and Metalweb plc. These acquisitions expanded the Company’s international presence by including companies in Canada and the U.K. Mr. Hannah also directly supervises certain of our specialty subsidiaries. In addition, Mr. Hannah was elevated to the position of Chairman of the Board in 2007.

President and COO — Mr. Mollins, in addition to supervising Mr. MacBeth and Mr. Sales and the presidents of some of our larger subsidiaries, was directly involved in the organic growth of the Company and in planning the expansion of existing operations. Mr. Mollins oversees the capital expenditures of the Company; we spent a record $124.1 million on capital expenditures in 2007. Mr. Mollins is also involved in identifying potential acquisition targets, which contributed to acquisitions that closed in 2007 and in integrating certain new acquisitions.

EVP and CFO — Mrs. Lewis, the principal financial and accounting officer, spearheaded the Company’s selection of a new ERP system to be customized to fit the Company’s operations and rolled out throughout the Company’s many facilities and subsidiaries in the future. Mrs. Lewis supervises the Vice President, Human Resources and the Vice President and Corporate Controller, as well as overseeing the Company’s IT department. Under Mrs. Lewis’s leadership, the Company managed its cash flow so as to maintain a strong balance sheet and a low debt to total capital ratio, along with meeting all financial reporting requirements and maintaining strong internal controls throughout the Company

Sr.VP, Carbon Steel Operations — Mr. MacBeth was principally involved in improving the profitability, inventory turns and management of our continuing carbon steel operations, implementing the Company’s strategy for organic growth of these operations and integrating newly acquired carbon steel businesses into our existing operations. The Company expanded some of our existing facilities and updated our processing equipment in certain key markets. Mr. MacBeth also assumed supervision of Crest Steel Corporation, which acquisition closed in January 2007.

Sr.VP, Non-Ferrous Operations — Mr. Sales was involved in improving the profitability, inventory turns and management of our continuing non-ferrous operations, implementing the Company’s strategy for organic growth for these operations and integrating certain newly-acquired businesses into our existing operations. Mr. Sales, in 2007, was involved in assisting in the expansion of our Company into the United Kingdom by virtue of the acquisition of Metalweb plc, a metals service center company in Great Britain. In addition, Mr. Sales was involved in the expansion of existing facilities and updating of processing equipment at our non-ferrous operations, and took an active role in supervising certain of our Asian operations and implementing a more substantial export compliance program.

The performance of each of the named executive officers contributed to the Company’s strong cash flow.

Director Compensation

In 2006, the Nominating and Governance Committee engaged ECG Advisors, LLC as an outside consultant to assist it in reviewing director compensation and recommended to the Board compensation levels that the Nominating and Governance Committee believes to be commensurate with other comparable public companies. Directors are paid an annual retainer, payable quarterly, and fees for attending director or committee meetings or for chairing the meetings or a committee of the Board. Under the Amended and Restated Directors Stock Option Plan, which has been approved by the shareholders, non-employee directors are entitled to receive non-qualified options to acquire our Common Stock in accordance with that plan, including an automatic grant of 6,000 shares on the date of each Annual Meeting of Shareholders with an exercise price not less than the closing price of our Common Stock on the New York Stock Exchange Composite Index on the grant date. In February 2007, the Board of Directors adopted minimum requirements for directors to own the Company’s Common Stock. Directors are required to own shares of the Company’s Common Stock having a market value equal to at least five times the annual cash retainer received by directors, and directors have five years in which to acquire and begin maintaining that amount of the Company’s Common Stock. The director compensation was not further changed.

Certain Federal Income Tax Consequences

The following summarizes certain Federal income tax consequences relating to the Company’s Stock Plans. The summary is based upon the laws and regulations in effect as of the date of this Proxy Statement and does not purport to be a complete statement of the law in this area. Furthermore, the discussion does not address the tax consequences of the receipt or exercise of awards under foreign, state, or local tax laws, and such tax laws may not correspond to the Federal income tax treatment described below. The exact Federal income tax treatment of transactions will vary depending upon the specific facts and circumstances involved and the participants are advised to consult their personal tax advisors with regard to all consequences arising from the grant or exercise of awards and disposition of any acquired shares.

Stock Options

The grant of a stock option under the Stock Plans will create no income tax consequences either to the Company or to the recipient. An individual who is granted a non-qualified stock option will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the common stock at such time over the exercise price. We will generally be entitled to a deduction in the same amount as and in the year in which the participant recognizes ordinary income. When the participant subsequently disposes of the shares of common stock received with respect to such stock option, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis. (The tax basis will equal the fair market value of the common stock on the exercise date.)

In general, a participant will recognize no income or gain as a result of the exercise of an incentive stock option, except that the alternative minimum tax may apply. Except as described below, a participant will recognize a long-term capital gain or loss on the disposition of the common stock acquired pursuant to the exercise of an incentive stock option, and we will not be allowed a deduction. If the participant fails to hold the shares of common stock acquired pursuant to an exercise of an incentive stock option for at least two years from the grant date and one year from the exercise date, then the participant will recognize ordinary compensation income at the time of the disposition equal to the lesser of the gain realized on the disposition and the excess of the fair market value of the shares of common stock on the exercise date over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.

Restricted Stock

Generally, a participant will not recognize income and we will not be entitled to a deduction at the time an award of restricted stock is made under the Stock Plan, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at that time. We will generally be entitled to a corresponding deduction in the same amount and at the same time as a participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss to the extent the amount realized from the sale differs from the tax basis. (The tax basis would be the fair market value of the common stock on the date the restrictions lapse.) Dividends paid in cash and received by a participant who has not made a Section 83(b) election prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid, and we will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described in this section.

A participant may, within thirty (30) days after the date of the award of restricted stock, make an election under Section 83(b) of the Internal Revenue Code to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award less the amount, if any, the participant paid for such restricted stock. If the participant makes such an election, then we will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by us. The otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to claim a credit for the tax previously paid. In addition, we would then be required to include as ordinary income the amount of any deduction we originally claimed with respect to the shares.

Limits on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the deduction we can take for compensation paid to our Chief Executive Officer and our four other highest paid officers (determined as of the end of each year) to $1 million per year per individual, subject to certain exemptions. Performance-based compensation that meets the requirements of Section 162(m) does not have to be included in determining whether we have exceeded the $1 million limit. Our Stock Plan is designed and administered so that awards granted to the covered individuals meet the requirements of Section 162(m) for performance-based compensation. Our Key-Man Incentive Plan is also designed to provide performance-based compensation, with respect to both cash and non-cash awards. To the extent consistent with the Company’s policies, we seek to preserve the ability to deduct compensation paid to our executive officers under these plans, but the Compensation Committee may pay compensation to one or more executive officers that is as a whole or in part not deductible if the Compensation Committee determines that it is in the best interests of the Company.

Change of Control; Deferred Compensation

The Company has not entered into any change of control, severance or deferred compensation agreements with any executive officer. At the time that we acquired Earle M. Jorgensen Company (“EMJ”) in April 2006, EMJ had certain existing change of control agreements and deferred compensation plans. These plans do not affect any executive officer and are not administered by the Compensation Committee. Section 409A of the Internal Revenue Code generally provides that arrangements involving the deferral of compensation that do not comply in form and operation with Section 409A or are not exempt from Section 409A are subject to increased tax, penalties and interest. If a deferred compensation arrangement does not comply with or is not exempt from Section 409A, employees may be subject to accelerated or additional tax, or interest or penalties, with respect to the compensation. At the time of our acquisition of EMJ, the existing deferred compensation plans were amended to comply with Section 409A.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT

The Compensation and Stock Option Committee of the Board of Directors (the “Compensation Committee”) is composed entirely of independent, non-employee directors listed below. Mr. Slater became a member of the Compensation Committee in January 2007, and Mr. Sharkey became a member in July 2007.

The Compensation Committee has reviewed the Compensation Discussion and Analysis and has discussed it with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, to the extent appropriate, the Company’s Annual Report on Form 10-K.

This report is submitted on behalf of the members of the Compensation Committee.

Joe D. Crider	Douglas M. Hayes	Mark V. Kaminski
Andrew G. Sharkey, III	Richard J. Slater	Leslie A. Waite, Chairman

EXECUTIVE COMPENSATION

The following table summarizes certain information concerning the compensation that we paid for the year 2007 and 2006 to our Chairman and Chief Executive Officer, who was our only principal executive officer during the year, our Executive Vice President and Chief Financial Officer, who was our only principal financial officer during the year, and each of the other three most highly compensated executive officers who were serving in that capacity at the end of 2007:

Summary Compensation Tables

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
				Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

David H. Hannah	2007	$636,000	$1,710,840	$—	$529,640	$—	$497,547	$20,136	$3,394,163
Chairman and Chief	2006	$600,000	$1,800,000	$—	$364,673	$—	$549,929	$19,878	$3,334,480
Executive Officer
Gregg J. Mollins	2007	$487,600	$1,311,644	$—	$415,495	$—	$400,173	$20,136	$2,635,048
President and Chief Operating Officer	2006	$460,000	$1,380,000	$—	$285,559	$—	$401,196	$19,878	$2,546,633
Karla R. Lewis	2007	$350,000	$941,500	$—	$415,495	$—	$76,353	$20,136	$1,803,484
Executive Vice President and Chief Financial Officer	2006	$330,000	$990,000	$—	$285,559	$—	$116,391	$19,878	$1,741,828
James P. MacBeth	2007	$315,000	$847,350	$—	$277,497	$—	$595,836	$20,136	$2,055,819
Senior Vice President, Carbon Steel Operations	2006	$300,000	$900,000	$—	$198,840	$—	$541,582	$19,878	$1,960,300
William K. Sales, Jr.	2007	$315,000	$847,350	$—	$277,497	$—	$367,878	$20,136	$1,827,861
Senior Vice President, Non- Ferrous Operations	2006	$300,000	$900,000	$—	$198,840	$—	$326,916	$19,878	$1,745,634

(1)	The amounts shown were paid under our Key-Man Incentive Plan.

(2)	No restricted stock was awarded to any executive officer in 2006 or 2007.

(3)	The amounts in this column do not necessarily represent the value of the stock option awards, nor are they a prediction of what the employee may realize. The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the years ended December 31, 2007 and 2006, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share Based Payment, of awards pursuant to the Company’s stock option plans. This expense is related to portions of stock option awards made in October 2003, October 2005, and March 2007. No option awards were made in 2006 or 2004. Assumptions used in the calculation of these amounts are included in Note 10 in the Company’s Notes to Consolidated Financial Statements for the years ended December 31, 2007, and 2006, included in the Company’s Annual Report on Form 10-K for each of the respective years.

(4)	The Company has no non-equity incentive compensation plan other than the Key-Man Incentive Plan which is reported as a Bonus.

(5)	The amounts represent the change in the present value of the accumulated benefits payable on retirement under our SERP, determined using interest rate and mortality assumptions consistent with those included in Note 11 of the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K filed by the Company for the year ended December 31, 2007.

(6)	The amounts represent allocations to the accounts of each of the named executive officers of contributions made to our ESOP, the matching contributions to our 401(k) retirement savings plan and an annual car allowance of $8,400.

Grants of Plan Based Awards

The Company has no non-equity or equity incentive plans for its executive officers other than the Key-Man Incentive Plan and the Amended and Restated Stock Option and Restricted Stock Plan as disclosed on the Summary Compensation Table. The following table sets forth plan-based awards granted to the executive officers named above during 2007:

									All Other
								All Other	Option
		Estimated Future Payouts			Estimated Future			Awards:	Awards:	Exercise or	Grant Date
		Under Non-Equity Incentive			Payouts Under Equity			Number of	Number of	Base Price	Fair Value
		Plan Awards(1)			Incentive Plan Awards			Shares of	Securities	of Option	of Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Underlying	Awards	Option
Name	Date	($)	($)	($)	($)	($)	($)	Units (#)	Options (#)	($/sh)	Awards ($)

David H. Hannah	—	89,040	636,000	1,908,000	—	—	—	—	50,000	$44.86	$17.11
Gregg J. Mollins	—	68,264	487,600	1,462,000	—	—	—	—	40,000	$44.86	$17.11
Karla R. Lewis	—	49,000	350,000	1,050,000	—	—	—	—	40,000	$44.86	$17.11
James P. MacBeth	—	44,100	315,000	945,000	—	—	—	—	25,000	$44.86	$17.11
William K. Sales, Jr.	—	44,100	315,000	945,000	—	—	—	—	25,000	$44.86	$17.11

(1)	Reflects the threshold, target and maximum payout amounts of non-equity incentive plan awards that were awarded in 2007 and were paid out in 2008 under the Key-Man Incentive Plan. The threshold, target and maximum payout amounts were determined in accordance with the terms of the Key-Man Incentive Plan, applying the maximum bonus amounts established by the Compensation and Stock Option Committee. The award amount is a percent of the executive officer’s current year salary, with the percent based upon the current year return on beginning shareholders’ equity. In order to receive any award, the threshold amount, the return on beginning equity must be 6%, which results in an award of 14% of the executive officer’s current year salary. The target amount is based on a return on beginning equity of 12%, which is based on the Company’s long-term average return on beginning equity, and results in an award of 100% of the executive officer’s current salary. The maximum amount is based on a return on beginning equity of 25% or higher, which results in an award of 300% of the executive officer’s current year salary.

Option Exercises and Stock Vested

The following table sets forth information for the executive officers named above with regard to the aggregate stock options exercised during the year ended December 31, 2007:

			Number of
	Number of		Shares
	Shares Acquired	Value Realized	Acquired on	Value Realized
Name	on Exercise (#)	on Exercise ($)(1)	Vesting (#)	on Vesting ($)

David H. Hannah	155,000	$4,563,750	—	$—
Gregg J. Mollins	77,500	$2,947,575	—	$—
Karla R. Lewis	—	$—	—	$—
James P. MacBeth	10,000	$256,500	—	$—
William K. Sales, Jr.	—	$—	—	$—

(1)	The amounts represent the difference between the exercise price and fair market value at date of exercise of non-qualified stock options.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding equity awards held by the executive officers named above at December 31, 2007, all of which were granted under the Company’s Amended and Restated Stock Option and Restricted Stock Plan:

	Option Awards					Stock Awards
			Equity					Equity	Equity
			Incentive					Incentive	Incentive
			Plan					Plan	Plan Awards:
			Awards:					Awards:	Market or
			Number of			Number	Market	Number of	Payout Value
	Number of	Number of	Securities			of Shares	Value of	Unearned	of Unearned
	Securities	Securities	Underlying			or Units	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Unexercised			of Stock	Units of	or Other	or Other
	Unexercised	Unexercised	Unearned	Option	Option	That	Stock That	Rights That	Rights That
	Options (#)	Options (#)	Options	Exercise	Expiration	Have Not	Have Not	Have	Have Not
Name	Exercisable	Unexercisable(1)	(#)	Price ($)	Date	Vested	Vested	Not Vested	Vested

David H. Hannah	—	100,000	—	$24.58	10/18/2010	—		—	—
	—	50,000	—	$44.86	3/2/2014	—	—	—	—

Gregg J. Mollins	15,000	—	—	$12.54	10/20/2008	—	—	—	—
	37,500	75,000	—	$24.58	10/18/2010	—	—	—	—
	—	40,000	—	$44.86	3/2/2014	—	—	—	—

Karla R. Lewis	30,000	—	—	$12.54	10/20/2008	—	—	—	—
	75,000	75,000	—	$24.58	10/18/2010	—	—	—	—
	—	40,000	—	$44.86	3/2/2014	—	—	—	—

James P. MacBeth	50,000	—	—	$12.54	10/20/2008	—	—	—	—
	50,000	50,000	—	$24.58	10/18/2010	—	—	—	—
	—	25,000	—	$44.86	3/2/2014	—	—	—	—

William K. Sales, Jr.	50,000	—	—	$12.54	10/20/2008	—	—	—	—
	50,000	50,000	—	$24.58	10/18/2010	—	—	—	—
	—	25,000	—	$44.86	3/2/2014	—	—	—	—

(1)	The table below shows the vesting schedule for all unexercisable options. All options vest at the rate of 25% per year, commencing one year from the date of the grant:

	Vesting Schedule for Unexercisable Options
Name	Grant Date	2008	2009	2010	2011

David H. Hannah	10/18/2005	50,000	50,000	—	—
	3/2/2007	12,500	12,500	12,500	12,500

Gregg J. Mollins	10/18/2005	37,500	37,500	—	—
	3/2/2007	10,000	10,000	10,000	10,000

Karla R. Lewis	10/18/2005	37,500	37,500	—	—
	3/2/2007	10,000	10,000	10,000	10,000

James P. MacBeth	10/18/2005	25,000	25,000	—	—
	3/2/2007	6,250	6,250	6,250	6,250

William K. Sales, Jr.	10/20/2003	25,000	25,000	—	—
	10/18/2005	6,250	6,250	6,250	6,250

Stock Option Plans

In 1994, the Reliance Board of Directors adopted an Incentive and Non-Qualified Stock Option Plan, which was approved by the shareholders in May 1994. In May 2001, the shareholders approved an amendment to the 1994 Plan to increase the number of authorized shares under the 1994 Plan to allow options to be granted for a maximum of 5,000,000 shares. As of December 31, 2007, there were 359,875 options to acquire shares of Common Stock outstanding under the 1994 Plan. The 1994 Plan provided for granting of either “Incentive Stock Options” within the meaning of Section 422A of the Internal Revenue Code of 1986 (the “Code”) or “Non-Qualified Stock Options” which do not satisfy the provisions of Section 422A of the Code. Incentive Stock Options are required to be issued at an option exercise price per share equal to at least the fair market value of a share of Common Stock on the date of grant, except that the exercise price of options granted to any employee who owns (or, under pertinent Code provisions, is deemed to own) more than 10% of the outstanding Common Stock must equal at least 110% of fair market value on the date of grant. Non-Qualified Stock Options must be issued at an option exercise price equal to at least fair market value on the date of grant. The Compensation and Stock Option Committee established the terms and conditions for the exercise of stock options, which are set forth in the agreement evidencing the stock option. Stock options may be exercised with either cash or shares of our Common Stock or other form of payment authorized by the Compensation and Stock Option Committee. Stock options granted under the 1994 Plan expire five years from the date of the grant. The 1994 Plan expired by its terms as of December 31, 2003, but the outstanding options remain exercisable in accordance with their terms.

In 2004, the Reliance Board of Directors adopted an Incentive and Non-Qualified Stock Option Plan, which was approved by the shareholders in May 2004 (the “2004 Plan”). 6,000,000 shares of the Company’s Common Stock were reserved for issuance upon exercise of stock options granted under the 2004 Plan. On May 17, 2006, as approved by the shareholders on that date, the 2004 Plan was amended and restated to allow the Board to extend the term of subsequently granted stock options to up to 10 years, to increase the number of shares available for future grants of options or restricted stock from 6,000,000 shares to 10,000,000 shares, and to provide for the grant of restricted shares of the Company’s Common Stock, in addition to or in lieu of stock options. (The 2004 Plan, as amended and restated, may be referred to as the “Stock Plan.”) There are 9,520,750 shares available for issuance with 2,473,250 options granted and outstanding under the 2004 Plan as of December 31, 2007. The 2004 Plan provides for granting of stock options that may be either “Incentive Stock Options” within the meaning of Section 422A of the Code or “Non-Qualified Stock Options” which do not satisfy the provisions of Section 422A of the Code. Incentive Stock Options are required to be issued at an option exercise price per share equal to at least the fair market value of a share of Common Stock on the date of grant, except that the exercise price of options granted to any employee who owns (or, under pertinent Code provisions, is deemed to own) more than 10% of the outstanding Common Stock must equal at least 110% of fair market value on the date of grant. Non-Qualified Stock Options must be issued at an option exercise price equal to at least fair market value on the date of grant. The Compensation and Stock Option Committee establishes the terms and conditions for the exercise of stock options, which are set forth in the instrument evidencing the stock option. Stock options may be exercised with cash or such other form of payment as may be authorized by the Compensation and Stock Option Committee. Stock options may not be granted more than ten years from the date of the Stock Plan and expire five years from the date of the grant for options granted prior to December 31, 2006 and up to ten years for options granted thereafter, as determined appropriate by the Compensation and Stock Option Committee. All options granted and outstanding become exercisable at a rate of 25% per year, commencing one year after the date of grant until fully vested and exercisable. The 2004 Plan expires by its terms as of December 31, 2013.

In March 2007 the Compensation and Stock Option Committee recommended to the Board of Directors and the independent, non-management directors on the Board approved without revision the grant of non-qualified stock options to acquire 1,026,500 shares of the Company’s Common Stock at an exercise price of $44.86 with a term of seven years, but becoming exercisable at the rate of 25% per year beginning on the first anniversary of the grant. The executive officers received 180,000 of these stock options. In February 2008, the Compensation and Stock Option Committee recommended that the independent, non-management directors on the Board approve, which they did, a total grant of options to acquire 1,132,000 shares of the Company’s Common Stock with an exercise price of $56.80 per share and with a term of seven years, becoming exercisable at the rate of 25% per year beginning on the first anniversary of the grant. The executive officers received 240,000 of these stock options.

In connection with the acquisition of Earle M. Jorgensen Company (“EMJ”), the Company assumed the EMJ incentive stock option plan (“EMJ Plan”) and converted the outstanding EMJ options to options to acquire 287,886 shares of Reliance Common Stock on the same terms and conditions as were applicable to such options under the EMJ Plan, with adjusted exercise prices and numbers of shares to reflect the difference in the value of the Reliance stock compared with the EMJ stock. The exchange of the options was accounted for similar to a modification in accordance with SFAS 123(R). The value of the vested options assumed was included as part of the EMJ purchase price and the value of the unvested options is being recognized to expense over the remaining vesting periods of the respective options. Options granted under the EMJ Plan have ten-year terms and vest at the rate of 25% per year. As of December 31, 2007, there were 160,130 options granted and outstanding under the EMJ Plan.

Incentive Plans

In February 2008 the Compensation and Stock Option Committee recommended and the independent non-management directors on the Board of Directors approved a Corporate Officers Bonus Plan that is a non-equity incentive bonus plan available to all officers of Reliance and RSAC Management Corp., including the named executive officers. The Corporate Officers Bonus Plan is an annual cash incentive payment based on the Company’s performance. The amounts of the bonuses for the named executive officers are the result of a quantitative calculation based on the annual return on beginning shareholders’ equity of the Company. The Compensation and Stock Option Committee has more discretion for officers other than the named executive officers to determine annually, based on both qualitative and subjective criteria, what maximum percent of base salary would be paid as a bonus. For the named executive officers, the Compensation Committee has adopted a sliding scale with percentages of base salary corresponding to certain rates of return on beginning shareholders’ equity of the Company. The scale provides for a bonus to be paid to named executive officers if the rate of return on beginning equity is 6% or more, with the corresponding percent of salary ranging from 14% to 300%. A bonus of 100% of base salary is the target and would be attained if the Company’s rate of return on beginning shareholders’ equity were 12%. A maximum of 300% of base salary may be attained if the rate of return were 25% or greater.

Since 1965, we have maintained a Key-Man Incentive Plan for our division managers and, until 2008, our corporate officers, with periodic amendments. Most recently, we modified the Key-Man Incentive Plan in January 1999 to more accurately reflect the conditions of Reliance and the industry, and to allocate the incentive bonus pool in accordance with the contributions of the eligible personnel. The initial incentive bonus pool is calculated to equal 20% of the amount by which our net income for that year exceeds the rate of return on a one-year Treasury bill multiplied by our net worth at the beginning of the year, as it may be adjusted for certain significant events, such as the issuance of our Common Stock in connection with our acquisition of EMJ. That pool is then adjusted by additional calculations, including the accrual of the calculated incentives. Our corporate officers, prior to 2008, and certain Reliance division managers are eligible to participate in the pool and the Reliance division managers are ranked according to certain criteria and awarded points based on their rankings. Participating division managers are ranked according to four criteria (size of the division, measured in sales dollars; profitability of the division, measured in pretax income dollars; pretax return on sales; and pretax return on division assets) and are awarded points based on their rankings. The incentive compensation bonus is payable 75% in cash and 25% in our Common Stock, except that corporate officers had the option of having this bonus paid 100% in cash. The Company has reserved 162,750 shares of Common Stock for issuance as restricted stock under the Key-Man Incentive Plan as of December 31, 2007. Bonuses are generally paid and the restricted stock issued in or about March of each year after the Company’s financial results for the prior year have been announced. Officers and division/branch managers of the subsidiaries are not currently eligible to participate under the Key-Man Incentive Plan.

We also maintain a bonus plan for division managers that allows them to participate in pretax income from their respective divisions if that income exceeds an amount equal to a 15% return on division assets. This bonus plan has been in effect for many years. In addition, most divisions have informal incentive compensation arrangements for other employees, which are proposed by division managers and approved from time to time by executive officers of Reliance. Our subsidiaries, other than RSAC Management Corp., have separate incentive bonus plans structured in a similar manner to provide bonuses to certain of the officers and managers of these subsidiaries, based upon the earnings of the respective subsidiary. These subsidiary bonus plans are also reviewed periodically by the executive officers of Reliance and the subsidiary board of directors. Executive officers who serve as officers of subsidiaries are not eligible to participate in any subsidiary’s bonus plan and receive no other compensation from any subsidiary.

401(k) Retirement Savings Plan

Various 401(k) and profit sharing plans are maintained by Reliance and its subsidiaries. Effective in 1998, the Reliance Steel & Aluminum Co. Master 401(k) Plan (the “Master Plan”) was established, which combined several of the various 401(k) and profit sharing plans of Reliance and its subsidiaries into one plan. Salaried and certain hourly employees of Reliance and its participating subsidiaries are covered under the Master Plan. The Master Plan will continue to allow each subsidiary’s Board to determine independently the annual matching percentage and maximum compensation limits or annual profit sharing contribution. Eligibility occurs after three months of service, and the Reliance contribution vests at 25% per year, commencing one year after the employee enters the

Master Plan. Other 401(k) and profit sharing plans and defined benefit pension plans exist as certain subsidiaries have not yet combined their plans into the Master Plan as of December 31, 2007.

Reliance also participates in various multi-employer pension plans covering certain employees not covered under our benefit plans pursuant to agreements between Reliance and collective bargaining units who are members of such plans.

Supplemental Executive Retirement Plan

In 1996, Reliance adopted a Supplemental Executive Retirement Plan (“SERP”), which provides post-retirement benefits to the named executive officers, among others. Under the SERP, benefit payments equal 50% of the average of the participant’s highest five years of the last ten years of total cash compensation, less benefits from other retirement plans that we sponsor, including the 401(k) Plan and ESOP, and social security benefits. The SERP was amended in 1999 to provide for a pre-retirement death benefit. At December 31, 2007, separate SERP’s and a deferred compensation plan existed for certain of the companies that we acquired, which continue to provide post-retirement benefits to certain key employees of each company who were eligible to participate in the plans at the time we acquired the companies.

The estimated present value of accumulated benefits payable by the SERP, net of amounts received under other retirement plans that we sponsor, at the normal retirement age of 65 for each of the executive officers named above, determined using interest rate and mortality assumptions consistent with those included in Note 11 in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, is as follows:

Pension Benefits

		Number of
		Years		Payments
		Credited	Present Value of	During the
		Service	Accumulated	Last Fiscal
Name	Plan Name	(#)	Benefit ($)	Year ($)

David H. Hannah	Supplemental Executive Retirement Plan	27	$2,338,768	$-0-
Gregg J. Mollins	Supplemental Executive Retirement Plan	21	$1,868,093	$-0-
Karla R. Lewis	Supplemental Executive Retirement Plan	16	$304,218	$-0-
James P. MacBeth	Supplemental Executive Retirement Plan	26	$2,154,986	$-0-
William K. Sales, Jr.	Supplemental Executive Retirement Plan	10	$1,362,401	$-0-

Employee Stock Ownership Plan

In 1974, Reliance adopted an Employee Stock Ownership Plan (“ESOP”) that was approved by the Internal Revenue Service as a qualified plan and that allows eligible employees to receive our Common Stock. All non-union employees, including executive officers, are eligible to participate in the ESOP as of January 1 after one and one-half year’s of service with Reliance or RSAC Management Corp. An employee who is eligible to participate is fully vested in the shares of our Common Stock allocated to his/her ESOP account. Allocation is based on the participant’s compensation each year, including bonuses, as compared to the total compensation of all participants, subject to the maximum amounts established by the Internal Revenue Service. Dividends on the Common Stock are passed through and paid directly to the participants. Each year, Reliance contributes to the ESOP an amount determined by the Board of Directors, but no less than that amount necessary to cover the obligations of the ESOP, including any trustee’s fees. Our cash contribution was $1,100,000 for 2007. The cash contribution is used to purchase shares of our Common Stock on the open market. The shares are retained by the ESOP until a participant retires or otherwise terminates his/her employment with Reliance. Employees of the subsidiaries, except for RSAC Management Corp., are not eligible to participate under our ESOP.

Equity Compensation Table

The following table provides information as of December 31, 2007 regarding shares outstanding and available for issuance under our Incentive and Non-Qualified Stock Option Plan, our Amended and Restated Stock Option and Restricted Stock Plan, our Amended and Restated Director Stock Option Plan and the EMJ Plan:

Number of
Securities to be
	Issued upon	Weighted Average
	Exercise of	Exercise Price of
	Outstanding	Outstanding	Number of Securities
	Options, Warrants	Options, Warrants	Remaining Available
Plan Category	and Rights	and Rights	for Future Issuance

Equity compensation plans approved by security holders	3,152,255	$30.27	7,708,329
Equity compensation plans not approved by security holders	—	—	—

Total	3,152,255	$30.27	7,708,329

DIRECTOR COMPENSATION

Effective January 1, 2005 and during 2006, upon recommendation of the Nominating and Governance Committee, members of the Board of Directors who were not employees of the Company received an annual retainer of $30,000, paid quarterly, and a fee of $2,000 for each meeting attended. The Chair of the Audit Committee received an additional fee of $8,000 each year, paid quarterly, and the Chairs of the Compensation and Stock Option Committee and the Nominating and Governance Committee each received $4,000 per year, paid quarterly. All directors are reimbursed for expenses incurred in connection with Board or committee meetings.

In 2006, the Nominating and Governance Committee engaged an outside consultant to advise the Board on the amount of fees to be paid to non-management directors. After reviewing the recommendation of the consultant and the recommendation of the Nominating and Governance Committee, the Board determined to increase the fees paid to non-management directors effective January 1, 2007. Each non-management director is currently paid an annual retainer of $60,000, paid quarterly, and a fee of $2,500 for attending each Board or Committee meeting in person and $1,250 for each meeting in which they participate by conference telephone call. In addition, the Company pays the Audit Committee Chair an annual retainer of $20,000, the Compensation and Stock Option Committee Chair an annual retainer of $10,000, the Nominating and Governance Committee Chair an annual retainer of $10,000, and a $12,000 annual retainer to the non-executive Chairman of the Board and an $8,000 annual retainer to the Lead Director who chairs the non-management Board meetings, all of which fees are paid quarterly. Mr. Hannah, who was elevated to the position of Chairman in October 2007, does not receive an annual retainer or other fees for his service as Chairman and as a director.

In May 1998, the shareholders approved the Directors Stock Option Plan for non-employee directors. There were 600,000 shares of our Common Stock reserved for issuance under the Directors Plan initially. In February 1999, the Directors Plan was amended to authorize the Board of Directors of Reliance to grant additional options to acquire our Common Stock to non-employee directors. In May 2004 the Directors Plan was amended to accelerate the vesting of a non-employee director’s unexpired stock options in the event that such an individual retires from the Board of Directors at or after the age of 75, so that any unexpired stock options granted under the Directors Plan become immediately vested and exercisable, and the director, if he or she so desires, must exercise those options within ninety (90) days after such retirement or the options shall expire automatically. Options under the Directors Plan are non-qualified stock options, with an exercise price equal to fair market value at the date of grant. All options granted prior to May 2005 expire five years from the date of grant. None of the stock options becomes exercisable until one year after the date of the grant, unless specifically approved by the Board of Directors. In each of the following four years, 25% of the options become exercisable on a cumulative basis.

In May 2005 the Directors Plan was further amended to provide for automatic annual grants of options to acquire 6,000 shares of Common Stock to each non-employee director. These options become 100% exercisable after one year. Once exercisable, the options remain exercisable until that date which is ten years after the date of grant. In addition, the amendment increased the number of shares available for future grants of options from the 374,000 shares reserved as of May 2005 to 500,000 shares. As of December 31, 2007 there were 275,000 options available for issuance and 159,000 options granted and outstanding under the Directors Plan.

In February 2007, the Board of Directors adopted minimum requirements for directors to own the Company’s Common Stock. Directors are required to own shares of the Company’s Common Stock having a market value equal to at least five times the annual cash retainer received by directors, and directors have five years in which to acquire and begin maintaining that amount of the Company’s Common Stock.

Director Summary Compensation Table

The following table sets forth certain information regarding fees paid and expense for outstanding options under the Directors Plan during 2007:

					Change in
					Pension Value
					and
	Fees Earned			Non-Equity	Nonqualified
	or Paid in	Stock	Option	Incentive Plan	Deferred	All Other
Name	Cash	Awards	Awards(1)(2)	Compensation	Compensation	Compensation		Total

Joe D. Crider	$109,250	$—	$152,514	$—	$—	$71,124	(3)	$332,888
Thomas W. Gimbel	$89,250	$—	$152,938	$—	N/A	N/A		$242,188
Douglas M. Hayes	$114,500	$—	$141,286	$—	N/A	N/A		$255,786
Franklin R. Johnson	$120,500	$—	$138,045	$—	N/A	N/A		$258,545
Mark V. Kaminski	$124,250	$—	$154,209	$—	N/A	N/A		$278,459
Andrew G. Sharkey, III	$22,500	$—	$—	$—	N/A	N/A		$22,500
Richard J. Slater	$100,750	$—	$138,045	$—	N/A	N/A		$238,795
Leslie A. Waite	$116,750	$—	$141,286	$—	N/A	N/A		$258,036

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007, in accordance with SFAS No. 123(R). This expense is related to portions of stock option awards made in 2005, 2006 and 2007. Assumptions used in the calculation of these amounts are included in Note 10 of the Company’s Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the years ended December 31, 2007 and 2006.

(2)	The table below shows the aggregate number of options outstanding (both exercisable and unexercisable) and their respective grant date fair values for each director at December 31, 2007:

	Grant Date Per	Number of Options
Director	Share Fair Value	Outstanding

Joe D. Crider	$3.93	3,750
	$15.79	6,000
	$25.24	6,000
Thomas W. Gimbel	$4.04	15,000
	$6.44	6,000
	$15.79	6,000
	$25.24	6,000
Douglas M. Hayes	$6.44	6,000
	$15.79	6,000
	$25.24	6,000
Franklin R. Johnson	$6.44	6,000
	$15.79	6,000
	$25.24	6,000
Mark V. Kaminski	$4.39	11,250
	$6.44	6,000
	$15.79	6,000
	$25.24	6,000
Richard J. Slater	$15.79	6,000
	$25.24	6,000
Leslie A. Waite	$2.11	15,000
	$6.44	6,000
	$15.79	6,000
	$25.24	6,000

(3)	Mr. Crider was the chief executive officer of the Company prior to his retirement in January 1999. Mr. Crider is a participant in the Company’s SERP and received these payments during 2007 as his retirement benefits under the SERP.

SECURITIES OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of January 31, 2008, with respect to the beneficial ownership of our Common Stock by (i) each person known to Reliance who owns beneficially or of record more than five percent (5%) of the Common Stock of Reliance, (ii) each director and each executive officer named in the Summary Compensation Table and (iii) all directors and executive officers as a group:

	Amount and
	Nature of	Percentage of
	Beneficial	Outstanding
Name and Address of Beneficial Owner(1)	Ownership(2)	Shares Owned

Thomas W. Gimbel,	9,078,366(3)	12.52%
Trustee of Florence A. Neilan Trust dated August 1, 2006 2670 Lorain Rd. San Marino, CA 91108
FMR Corp.	6,955,283(4)	9.59%
82 Devonshire Street Boston, MA 02109
TPG-Axon Capital Management, L.P.	6,046,000(5)	8.34%
888 Seventh Avenue, 38th Floor New York, NY 10019
Royce & Associates, LLC	4,772,316(6)	6.58%
1414 Avenue of the Americas New York, NY 10019
Barclays Global Investors (Deutschland) AG	3,869,367(7)	5.17%
Apianstrasse 6, D-85774 Unterfohring, Germany
Joe D. Crider	206,000(8)	*
400 A Mariposa Sierra Madre, CA 91024
David H. Hannah	262,500(9)	*
Douglas M. Hayes	33,195(10)	*
2545 Roscomare Rd. Los Angeles, CA 90077
Franklin R. Johnson	17,000(11)	*
350 South Grand Avenue, Suite 4800 Los Angeles, CA 90071
Mark V. Kaminski	29,500(12)	*
3521 Winterberry Circle Louisville, KY 40207
Gregg J. Mollins	205,582(13)	*
Andrew G. Sharkey, III	3,568	*
1140 Connecticut Avenue, NW, Suite 705 Washington DC 20036
Richard J. Slater	6,500(14)	*
1235 Hillcrest Avenue Pasadena, CA 91106
Leslie A. Waite	145,812(15)	*
55 South Lake Street, Suite 750 Pasadena, CA 91101
Karla R. Lewis	184,936(16)	*
James P. MacBeth	164,409(17)	*
William K. Sales, Jr.	130,008(18)	*
All directors and executive officers as a group (13 persons)	10,467,376(19)	14.57%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner is 350 South Grand Avenue, Suite 5100, Los Angeles, California 90071.

(2)	Reliance has been advised that the named shareholders have the sole power to vote and to dispose of the shares set forth after their names, except as noted.

(3)	A Schedule 13D was filed in October 2006 on behalf of Thomas W. Gimbel, Trustee of the Florence A. Neilan Trust dated August 1, 2006. Of the 9,078,366 shares reported, (a) 8,396,180 shares are held by Thomas W. Gimbel as Trustee of the Florence A. Neilan Trust dated August 1, 2006, (b) 657,736 shares are owned by Thomas W. Gimbel, and (c) 21,200 shares are held by Thomas W. Gimbel as Trustee of trusts for the benefit of Mr. Gimbel’s minor children. Mr. Gimbel disclaims beneficial ownership of the shares held as Trustee of the Florence A. Neilan Trust dated August 1, 2006 and the 21,200 shares held as Trustee of trusts for the benefit of Mr. Gimbel’s minor children. The Florence A. Neilan Trust is revocable by Florence A. Neilan, who retains shared power to vote or dispose of the 8,396,180 shares held in the Trust. Includes 23,250 shares issuable upon the exercise of options held by Mr. Gimbel with exercise prices of $15.62 to $43.34 per share.

(4)	An amended Schedule 13G was filed in February 2008 on behalf of FMR LLC stating that various persons have the right to receive dividends or proceeds of sale from the Reliance Common Stock held by FMR LLC, but no one person’s interest is more than 5% of Reliance’s outstanding Common Stock. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and a registered investment adviser, acts as investment adviser to various investment companies and has sole power to dispose of 6,955,283 shares. Strategic Advisers, Inc., a wholly-owned subsidiary of FMR Corp. and a registered investment adviser beneficially owns 200 shares as a result of acting as investment adviser to various individuals; and each of Edward C. Johnson 3d and FMR Corp., through his or its control of Fidelity, also has sole power to dispose of the shares.

(5)	In February 2008 TPG-Axon Partners GP, L.P. filed an amended Schedule 13G to report ownership of the above-referenced Reliance shares. Included in these shares are 4,050,820 held by TPG-Axon Partners (Off Shore) Ltd., and Dinakar Singh LLC shares the voting power of the 6,046,000 shares, as does Dinakar Singh, an individual. TPG-Axon Partners, L.P. holds shared voting power of 1,445,180 shares. TPG-Axon GP, LLC holds shared voting power over 6,046,000 shares.

(6)	Royce & Associates LLC filed a Schedule 13-G on January 31, 2008 in which it identifies itself as an investment adviser.

(7)	A Schedule 13G was filed in January 2008 on behalf of a group that includes Barclays Global Investors, (Deutschland) AG, which holds sole voting power over 3,347,693 shares of Reliance Common Stock and sole dispositive power over 3,869,367 shares. Barclays Global Investors, NA holds sole voting power over 2,200,036 shares and sole dispositive power over 2,688,525 shares of Reliance stock. The Schedule 13G was a group filing which also included Barclays Global Fund Advisors, which holds sole voting and sole dispositive power over 971,221 shares; Barclays Global Investors, Ltd, which holds sole voting power over 113,136 shares and sole dispositive power over 146,321 shares; Barclays Global Investors Japan Trust and Banking Company Limited; Barclays Global Investors Japan Limited, which holds 48,276 with sole voting and sole dispositive power; and Barclays Global Investors Canada Limited, which holds 15,024 shares with sole voting and sole dispositive power; Barclays Global Investors Australia Limited . The entities identify themselves as banks or investment advisers.

(8)	Includes 6,000 shares issuable upon the exercise of options held by Mr. Crider with an exercise price of $43.34 per share. All shares are held by Mr. Crider as a Co-Trustee of the Crider Family Trust with his wife.

(9)	Includes 12,500 shares issuable upon the exercise of options held by Mr. Hannah, with an exercise price of $44.86 per share. All of the shares are owned jointly with Mr. Hannah’s wife. Excludes 27,089 shares with respect to which Mr. Hannah has a vested right and shared voting power pursuant to our Employee Stock Ownership Plan (“ESOP”).

(10)	Includes 12,000 shares issuable upon the exercise of options held by Mr. Hayes, with exercise prices of $18.31 to $43.34 per share.

(11)	Includes 12,000 shares issuable upon the exercise of options held by Mr. Johnson, with exercise prices of $18.31 to $43.34 share.

(12)	Includes 19,500 shares issuable upon the exercise of options held by Mr. Kaminski with exercise prices of $17.16 to $43.34 per share.

(13)	Includes 62,500 shares issuable upon the exercise of options held by Mr. Mollins with exercise prices of $12.54 to $44.86 per share. All of the shares are owned jointly with Mr. Mollins’ wife. Excludes 11,718 shares with respect to which Mr. Mollins has a vested right and shared voting power pursuant to our ESOP.

(14)	Includes 6,000 shares issuable upon the exercise of options held by Mr. Slater, with an exercise price of $43.34 per share.

(15)	Includes 27,000 shares issuable upon the exercise of options held by Mr. Waite, with exercise prices of $8.56 to $43.34 per share.

(16)	Includes 115,500 shares issuable upon the exercise of options held by Mrs. Lewis, with exercise prices of $12.54 to $44.86 per share. Excludes 4,825 shares with respect to which Mrs. Lewis has a vested right and shared voting power pursuant to our ESOP.

(17)	Includes 106,250 shares issuable upon the exercise of options held by Mr. MacBeth, with exercise prices of $12.54 to $44.86 per share. All of the shares are owned jointly with Mr. MacBeth’s wife. Excludes 10,736 shares with respect to which Mr. MacBeth has a vested right and shared voting power pursuant to our ESOP.

(18)	Includes 106,250 shares issuable upon the exercise of options held by Mr. Sales, with exercise prices of $12.54 to $44.86 per share. Excludes 1,803 shares with respect to which Mr. Sales has a vested right and shared voting power pursuant to our ESOP.

(19)	See notes 3 and 5 through 14.

Code of Ethics

Reliance has adopted a Code of Conduct, which includes a code of ethics, that applies to all executive officers and senior management, including the Chief Executive Officer and the Executive Vice President and Chief Financial Officer. Reliance has also adopted a Director Code of Conduct that applies to all directors, whether management or non-management, independent or not. These Codes of Conduct are posted on our website at www.rsac.com or a copy will be provided to you at no charge if you request one in writing to the attention of the Secretary of the Company. We have also established a confidential hotline to allow persons to report, without fear of retaliation, any inappropriate acts or omissions relating to our financial statements and accounting policies and practices.

Board of Directors

Corporate Governance

The Board of Directors has adopted Principles of Corporate Governance (“Principles”) outlining the responsibilities of the Board. These Principles are posted on the Company’s website at www.rsac.com or are available in print to any shareholder who requests a copy from our Corporate Secretary. The Board’s primary role is to represent the interests of the Company’s shareholders in strategic and material decisions of the Company. Among the most important responsibilities are the determination of corporate policies, the identification and nomination of qualified independent directors, the selection and evaluation of the Chief Executive Officer, the ongoing review of the senior management team, planning for management succession and the review of executive compensation. The Board also provides advice and guidance to management on a broad range of strategic decisions.

The Board of Directors consists of ten directors. Eight of the ten directors are independent. The Board is divided into two classes, which are to be as nearly equal in number as possible; one class is elected each year and serves for a two-year term. The Board has determined that directors should retire at the age of 75; provided that those directors serving on the Board at the time the mandatory retirement age was determined are not required to retire at that age. Joe D. Crider (who is retiring upon expiration of his current term), Leslie A. Waite and David H. Hannah are the only directors who fall within this exception.

Board members are expected to attend each Board meeting and each meeting of any committee on which such Board member serves and are encouraged to attend the Company’s Annual Meeting of Shareholders. During 2007, the Board of Directors met eight times. No person attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of committee meetings held by the committees on which he served during the period for which he has served as a director. All of the directors other than Mr. Sharkey attended the Annual Shareholders Meeting held in May 2007. Shareholders or other interested parties may communicate with members of the Board of Directors individually or with the Board of Directors as a whole by sending a letter to the appropriate director or the Board in care of the Corporate Secretary of Reliance at the address shown above.

Committees

The Board of Directors has authorized three standing committees: the Audit Committee, the Compensation and Stock Option Committee, and the Nominating and Governance Committee. The charters for each of these committees, as well as our Principles of Corporate Governance are available on our website at www.rsac.com, or are available in print to any shareholder who requests a copy from our Corporate Secretary. Each of these committees is composed of only independent directors and regularly reports to the Board as a whole. Nominations for the Board of Directors are made by the Nominating and Governance Committee and considered by the Board of Directors acting as a whole.

The Audit Committee assists the Board in fulfilling the Board’s oversight responsibilities over Reliance’s financial reporting process and systems of internal controls, monitoring the independence, qualifications and performance of Reliance’s independent registered public accounting firm and maintaining open communication between the Board and the independent registered public accounting firm, the internal auditors and financial management. The Audit Committee confers formally with our independent registered public accounting firm, as well as with members of our management, our internal auditors and those employees performing internal accounting functions, to inquire as to the manner in which the respective responsibilities of these groups and individuals are being discharged. The members of the Audit Committee are independent directors as defined in the listing standards for the New York Stock Exchange and as defined in the standards established by the Securities and Exchange Commission. The Board of Directors has determined that Mr. Johnson, the Chair of the Audit Committee, is the Audit Committee financial expert. Each of the other members of the Audit Committee, Messrs. Hayes, Kaminski and Waite, are financially literate. Mr. Kaminski became a member of the Audit Committee in January 2007. The Audit Committee regularly reports to the Board of Directors. The Audit Committee engages our independent registered public accounting firm, and the Board of Directors as a whole ratifies such actions. The Audit Committee reviews and approves the scope of the audit conducted by the independent registered public accounting firm of Reliance and pre-approves all fees for audit and non-audit services provided by the independent registered public accounting firm, reviews the accounting principles being applied by Reliance in financial reporting and the adequacy of internal controls and financial accounting procedures. The Audit Committee oversees the Company’s internal audit function and approves the compensation of the Internal Audit Director. In 2007, the Audit Committee met six times.

The Compensation and Stock Option Committee assists the Board in determining the compensation of the Company’s executive officers and senior management, recommends to the Board annual and long-term compensation for the Company’s executive officers and senior management and prepares an annual report on its activities and determinations for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations. The Compensation Committee is charged with assisting the Board to fulfill its obligations with respect to the compensation policies and does so by gathering both current and historical information relevant to compensation paid to executive officers and senior management of the Company and its peer group and from time to time other public companies that the Compensation Committee determines to be comparable. After reviewing that information, information regarding the Company’s performance and the performance of individual officers and obtaining and discussing recommendations for compensation for senior management with our CEO, the Compensation Committee develops its own recommendations for the compensation to be paid to the CEO and other corporate officers. The Compensation Committee then presents these recommendations to the non-management members of the Board of Directors in executive session. The non-management directors of the Board make the final determination of the compensation to be paid to the CEO and other corporate officers.

In addition to its annual review of the compensation of officers of Reliance, the Compensation and Stock Option Committee administers our stock option and restricted stock plans and the Reliance Supplemental Executive Retirement Plan. The Compensation and Stock Option Committee has the authority to designate officers, directors or key employees eligible to participate in the plans, to prescribe the terms of any award of stock options or restricted stock, to interpret the plans, and to make all other determinations for administering the plans. The members of the Compensation and Stock Option Committee are independent directors as defined in the listing standards for the New York Stock Exchange. In 2007, the Compensation and Stock Option Committee met three times.

The primary role of the Nominating and Governance Committee is to represent the interests of our shareholders with respect to the evaluation and composition of our Board of Directors and each of its standing committees. The Nominating and Governance Committee develops and implements policies and processes regarding Board and corporate governance matters, assesses Board membership needs, makes recommendations regarding potential director candidates to the Board, administers the evaluation of Board performance, and makes any recommendations to the full Board as needed to carry out its purpose.

The Nominating and Governance Committee has not adopted a specific policy regarding the consideration of director candidates recommended by shareholders, but seeks candidates, by any method the Committee determines to be appropriate, with experience, knowledge and expertise to complement the other directors on the Board. The priorities and emphasis on particular experience, knowledge or expertise may change from time to time depending on the Nominating and Governance Committee’s assessment of the needs of the Board and the Company. From time to time, the Nominating and Governance Committee has engaged a search firm to assist with the identification of potential candidates. The committee members review and discuss resumes and other information regarding proposed candidates and will interview selected candidates before any nominee is presented to the Board for consideration. The Nominating and Governance Committee has determined that candidates should hold no more than two board seats with public companies in addition to serving as a director of Reliance and must qualify as an independent director as defined in the listing standards for the New York Stock Exchange.

The members of the Nominating and Governance Committee are independent directors as defined in the listing standards for the New York Stock Exchange. The Nominating and Governance Committee recommended, and the Board adopted, those Corporate Governance Principles posted on our website. In October 2007, the Nominating and Governance Committee recommended that David H. Hannah, the Company’s Chief Executive Officer, succeed Joe D. Crider as Chairman, and the independent, non-management directors approved that promotion. In 2007, the Nominating and Governance Committee met three times, but conferred by phone and email as needed.

Executive Session

Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all those who are not Company officers or employees and include directors, if any, who are not “independent” by virtue of the existence of a material relationship with the Company, former status or family relationship or for any other reason. Executive sessions are led by a “Lead Director.” An executive session is held in conjunction with each regularly scheduled quarterly Board meeting and other sessions may be called by the Lead Director in his own discretion or at the request of the Board. Mr. Hayes has been designated as the Lead Director. Since the Board has determined that all of the non-management directors are independent, these executive sessions are also meetings of the independent directors.

Director Independence

Other than Messrs. Hannah and Mollins, who are officers and employees of the Company, the Board has determined that no director has any material relationship with the Company nor is any such director affiliated with any entity or person who has a material relationship with the Company. Mr. Crider is a former chief executive officer of the Company, but he has been retired for more than five years. Mr. Johnson is a former partner of Price Waterhouse, the predecessor to the Company’s former internal auditor, but he has been retired for more than five years, which was before the Company retained PricewaterhouseCoopers. The Board has determined that, in light of the length of time that Messrs. Crider and Johnson have been retired, their prior relationships are not material to the determination of independence. Prior to his retirement, Mr. Kaminski served as chief executive officer and a director of Commonwealth Industries Inc. (now known as Aleris International, Inc.), which is a supplier of metals to Reliance. Since Reliance’s purchases from Aleris International, Inc. in any year do not exceed five percent of either the gross revenues or the total consolidated assets of Reliance or of Aleris, the Board has determined that this prior relationship would not interfere with Mr. Kaminski’s ability to exercise his independent judgment. Mr. Slater was an officer of Jacobs Engineering Group until his retirement in October 2006 and is an independent director of KBR, Inc., which was a controlled affiliate of Halliburton Co. Although Halliburton is a customer of Reliance or one or more of its subsidiaries, purchases by Halliburton and KBR in any year do not exceed five percent of either the gross revenues or the total consolidated assets of Reliance or of Halliburton. The Board has determined, therefore, that this relationship would not interfere with Mr. Slater’s ability to exercise his independent judgment. Accordingly, the Board has determined that all of the directors other than Messrs. Hannah and Mollins qualify as independent directors under New York Stock Exchange Rule 303A. In making this determination, the Board reviewed and considered information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and to the Company’s management.

Reliance has provided our Annual Written Affirmation and Annual CEO Certification to the New York Stock Exchange.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Stock Option Committee for 2007 were Joe D. Crider, Douglas M. Hayes, Mark V. Kaminski, Andrew G. Sharkey, III, Richard Slater and Leslie A. Waite, who served as Chairman. Mr. Slater became a member of the Compensation Committee in January 2007, and Mr. Sharkey became a member in July 2007. No member of the Compensation and Stock Option Committee who served during 2007 was an officer or employee of Reliance, was formerly an officer of Reliance or had any other relationship requiring disclosure, except that Mr. Crider was the chief executive officer of the Company at the time of his retirement in January 1999.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibilities over our financial reporting process and systems of internal controls, monitoring the independence, qualifications and performance of our independent registered public accounting firm and the performance of our internal auditors, and maintaining open communication between the Board and the independent registered public accounting firm, the internal auditors, and financial management. During 2007, the Audit Committee, which is composed entirely of independent, non-employee directors, met six times. The Audit Committee reviewed its Charter and recommended certain changes in its Charter to the Board. A copy of the Audit Committee Charter is attached to this proxy statement as Appendix B and is posted on our website at www.rsac.com.

In fulfilling its responsibilities under the Charter, the Audit Committee reviewed and discussed our audited financial statements for 2007 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. The Audit Committee also annually receives the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and discusses with the independent registered public accounting firm its independence from management and Reliance. The Audit Committee has also considered the compatibility of non-audit services rendered by our independent registered public accounting firm with its independence. The Audit Committee approved all fees paid to the independent registered public accounting firm for audit and non-audit services.

In reliance on the reviews and discussions outlined above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved the recommendation) that the audited financial statements be included in the Reliance Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission. The Audit Committee also evaluated and selected KPMG LLP as the Reliance independent registered public accounting firm for 2008. This selection was ratified by the Board of Directors.

Douglas M. Hayes	Franklin R. Johnson, Chairman	Mark V. Kaminski	Leslie A. Waite

CERTAIN TRANSACTIONS

In 2007, there were no related party transactions with any director or executive officer of the Company or any other related person, as defined in Rule 404 under Regulation S-K promulgated under the Securities Act of 1933, as amended, and none is proposed. The Board of Directors has not adopted any policies or procedures with respect to the review of any proposed transactions other than to require that all material facts be disclosed to the full Board of Directors and that all disinterested persons will then review and consider what, if any actions need to be taken.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our officers and directors and any person who directly or indirectly is the beneficial owner of more than 10% of our Common Stock must file reports of beneficial ownership and any changes in such ownership. The three forms used for reports are: the Form 3, which is an initial statement of beneficial ownership of such securities; the Form 4, which reports changes in beneficial ownership, and the Form 5, which is an annual statement to report changes that have not previously been reported. Each of these forms must be filed at specified times.

Based solely on our review of such forms and written representations made by certain of such reporting persons, Reliance believes that during the year ended December 31, 2007, all persons have complied with the requirements of Section 16(a), except that Gregg J. Mollins, President and Chief Operating Officer, inadvertently failed to file two Forms 5 reporting a total of four gifts of Reliance Common Stock to his children, and Donna M. Newton, Vice President, Human Resources, inadvertently failed to file a Form 4 reporting her exercise of certain stock options and her simultaneous sale of a portion of the shares of Reliance Common Stock issued as a result of such exercise.

2007 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP acted as our independent auditors for more than sixty-five years. The Audit Committee and the Board of Directors selected, and our shareholders approved, Ernst & Young LLP to serve as the independent registered public accounting firm for the Company to perform the annual audit of our 2007 financial statements. We paid our independent registered public accounting firm the amounts set forth in the tables below for services provided in the last two years. Audit fees are the aggregate fees for services of the independent registered public accounting firm for audits of our annual financial statements, and the independent registered public accounting firm’s audit of our internal control over financial reporting, including testing and compliance with Section 404 of the Sarbanes-Oxley Act, and review of our quarterly financial statements included in our Forms 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those years, such as our 2006 filings related to our acquisition of EMJ and our debt offering. This category also includes advice on accounting matters that arose during, or as a result of, the audit or review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters. Audit-related fees are those fees for services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and not included as audit fees. Our audit-related fees were paid for accounting consultations, benefit plan audits, due diligence reviews in connection with certain potential acquisition targets, certain of which were completed, and reviews of our various regulatory filings. We paid tax fees for tax advice, planning and compliance, principally in connection with the preparation of our tax returns, and assistance related to our election of Section 338(h)(10) treatment for certain of our acquisitions, due diligence reviews for certain of our 2006 acquisitions, and assistance with certain governmental tax audits.

Audit Fees
2007	$2,823,000
2006	$3,558,000
Audit-Related Fees
2007	$51,000
2006	$109,000
Tax Fees
2007	$1,389,000
2006	$1,235,000
All Other Fees
2007	$-0-
2006	$-0-

The Audit Committee approved all of these fees in advance. The Audit Committee has adopted a Pre-Approval Policy that requires that the Audit Committee approve in advance the engagement letter and all audit fees set forth in such letter for the independent registered public accounting firm. In addition, the Audit Committee will review proposed audit, audit-related, tax and other services that management desires the independent registered public accounting firm to perform to ensure that such services and the proposed fees related to the services will not impair the independent registered public accounting firm’s independence and that such services and fees are consistent with the rules established by the Securities and Exchange Commission. Each quarter the Chief Financial Officer of the Company reports to the Audit Committee what services have been performed and what fees incurred. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to add to, amend or modify the list of services to be provided or the amount of fees to be paid; provided that the Chairman will report any action taken to the Audit Committee at its next scheduled meeting and provided further that the fees involved are reasonably expected to be less than $100,000.

On January 16, 2008, the Audit Committee of the Board of Directors of the Company decided to replace Reliance’s independent registered public accountant and external auditor, Ernst & Young LLP (“E&Y”), with KPMG LLP (“KPMG”) for the year ending December 31, 2008. The Board of Directors ratified and approved the change on January 16, 2008. E&Y was notified of this decision on January 17, 2008. On February 29, 2008, the

Company filed its Form 10-K with the final audit report by E&Y as Reliance’s independent registered public accountant for the year ended December 31, 2007. E&Y is expected to continue to provide tax and other services to Reliance as may be requested by Reliance from time to time.

E&Y’s reports on Reliance’s consolidated financial statements as of and for the years ended December 31, 2007 and 2006 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2007 and 2006 and through the date of this Proxy Statement, there have been no disagreements between Reliance and E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the disagreement(s) in connection with its report. None of the “reportable events” described in the Item 304(a)(1)(v) of the Regulation S-K promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, have occurred during the years ended December 31, 2007 and 2006 or through the date of this Proxy Statement.

We have asked E&Y to furnish us an updated letter addressed to the SEC stating whether E&Y agrees with the above statements. A copy of E&Y’s letter dated April 8, 2008 is attached as Appendix C to this Proxy Statement. During the years ended December 31, 2007 and 2006 and through the date of this Proxy Statement, neither Reliance nor anyone acting on its behalf consulted KPMG regarding (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Reliance’s consolidated financial statements or (2) any matter that was either the subject of a disagreement with E&Y on accounting principles or practices, financial statement disclosure or auditing scope or procedures, which if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the matter in its report, or a “reportable event” as described in the Item 304(a)(1)(v) of the Regulation S-K.

A representative of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

The Audit Committee selected KPMG LLP as the independent registered public accountant for Reliance for the year ending December 31, 2008. The Board of Directors ratified this selection. At the Annual Meeting, the shareholders will be asked to ratify and approve this selection. A representative of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. The Board of Directors recommends that shareholders vote FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2008. Unless otherwise indicated on your proxy, the proxyholders will vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2008.

OTHER MATTERS

While management has no reason to believe that any other business will be presented at the Annual Meeting, if any other matters should properly come before the Annual Meeting, the proxies will be voted as to such matters in accordance with the best judgment of the proxyholders identified on the proxy card.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

We must receive any shareholder proposals intended to be presented at the 2009 Annual Meeting and included in our proxy materials relating to such meeting not later than December 13, 2008. If a shareholder proposal is not received on or before February 23, 2009, it will be deemed to be untimely. Such proposals must be addressed to the Secretary of Reliance.

ANNUAL REPORT

Reliance will furnish without charge to any shareholder, upon written request directed to the Secretary of Reliance at its address appearing at the top of the first page of this Proxy Statement, a copy of its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

By Order of the Board of Directors,

Yvette M. Schiotis
Secretary

Los Angeles, California
April 11, 2008

APPENDIX A

RELIANCE STEEL & ALUMINUM CO.

CORPORATE OFFICERS BONUS PLAN
Effective as of January 1, 2008

Adoption.  The Corporate Officers Bonus Plan (the “Bonus Plan”) was adopted by the Compensation and Stock Option Committee and approved by the independent directors of the Board of Directors of Reliance Steel & Aluminum Co., a California corporation (“Reliance”), on February 13, 2008 to replace the Key-Man Incentive Plan with respect to corporate officers of Reliance and RSAC Management Corp., a California corporation (“RSAC”). The Bonus Plan is retroactively effective as of January 1, 2008.

Purpose.  The Bonus Plan is intended to be a non-equity, pay-for-performance program that is designed to motivate corporate officers, including executive officers, to enhance total shareholder return and shareholder value and to ensure Reliance’s ability to attract and retain superior officers by providing an annual cash bonus to corporate officers based on Reliance’s financial performance for the preceding fiscal year. The Bonus Plan is further designed to provide cash compensation to corporate officers at levels that are competitive with that provided by other companies of a similar size (e.g. revenue, market cap, employees, etc.) and complexity.

Eligibility.  All corporate officers of Reliance and its wholly-owned subsidiary RSAC, are eligible to participate in the Bonus Plan. An individual must be a corporate officer at December 31 of the year for which the bonus is payable to be entitled to receive a bonus and any incentive bonus actually earned based on performance may be prorated if the individual was a corporate officer for less than 12 months; provided that the Compensation and Stock Option Committee shall have the discretion, subject to the approval of the independent, non-management directors of the Company, to award a pro rata incentive bonus that was actually earned based on achieving the performance goal to any corporate officer retiring or otherwise terminating employment with Reliance or RSAC prior to December 31 of any year. All awards will be paid by March 15 of the following year.

Calculation.  The bonus payable under the Bonus Plan shall be calculated from a sliding scale based on the Company’s Return on Beginning Equity (“ROBE”) and applied to the officer’s annual base salary for the preceding year. ROBE is calculated as follows: Net Income for the period January 1 to December 31 of the applicable year, as such Net Income may be adjusted for significant, unusual or non-recurring events, divided by total Shareholders’ Equity at December 31 of the year immediately prior to the preceding year, as such Shareholders Equity may be adjusted as a result of the issuance of new shares of the Company’s common stock. The ROBE is rounded based on one-half percentage point increments. The “Bonus Percent” that corresponds to the ROBE on the sliding scale at Exhibit A is then multiplied by the officer’s annual base salary to determine the amount of incentive bonus payable. The Compensation and Stock Option Committee shall review the sliding scale annually, and, subject to the approval of the independent, non-management directors of the Company, the sliding scale applicable for any particular year shall be approved within the first ninety (90) days of that year.

Targeted and Maximum Bonus.  The target incentive bonus for the named executive officers (“NEO’s”) as defined in Rule 402(a)(3) promulgated under the Securities Exchange Act of 1934, as amended, shall be 100% of their respective base salaries. The maximum incentive bonus for the NEO’s shall be 300% of their respective base salaries, and the amount paid in any particular year shall be determined based on the sliding scale attached hereto as Exhibit A and incorporated herein by reference. The sliding scale provides for a bonus to be paid to NEO’s if the ROBE is 6% or more, with the corresponding percent of base salary ranging from 14% to 300% for each NEO. The target bonus of 100% of base salary is attained if the ROBE is 12%, initially. This target is based on the Company’s long-term average ROBE calculated through 2005. The Compensation and Stock Option Committee may adjust the scale based on Reliance’s performance and changes in the economy, subject to the approval of the independent directors on the Board. The sliding scale and ROBE targets will be established within 90 days of the beginning of each fiscal year effective for that year.

The sliding scale shall not be applicable to corporate officers who are not NEO’s. The Compensation and Stock Option Committee within its discretion shall determine annually, within the first quarter of the calendar year, the bonus amounts to be awarded to each of the remaining corporate officers.

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Maximum Annual Bonus.  No individual may receive a bonus under the Bonus Plan of more than $5 million with respect to any fiscal year of the Company.

Approval.  All awards under the Bonus Plan shall be approved by the Compensation and Stock Option Committee and by a majority of the non-management members of the Reliance Board of Directors.

Amendments.  The Bonus Plan shall be reviewed annually and the Compensation and Stock Option Committee may recommend any amendments that it deems to be appropriate to the Board of Directors. Any such amendments must be approved by a majority of the non-management members of the Board of Directors as well as by a majority of the Board of Directors as a whole before they become effective. The Bonus Plan shall be subject to shareholder approval as necessary to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, and all material changes in the Bonus Plan shall be approved by shareholders.

Certification.  The Compensation and Stock Option Committee shall certify in writing the extent to which the performance goals were attained.

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APPENDIX B

RELIANCE STEEL & ALUMINUM CO.

AUDIT COMMITTEE CHARTER

Organization

The Audit Committee (the “Committee”) of the Board of Directors of Reliance Steel & Aluminum Co. (“Reliance”) shall be composed of three or more members of the Board of Directors (the “Board”), each of whom is financially literate and at least one of whom has accounting or related financial management experience that will qualify him or her as a financial expert as defined by the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”). All members of the Committee shall be free of any relationship that may interfere with their exercise of independent judgment and shall meet the requirements for independence and for committee membership established by the NYSE and the SEC. The members of the Committee shall be appointed by the Board and shall serve at the pleasure of the Board and for such term or terms as the Board may determine. The Board shall designate one member of the Committee as its chairperson.

Purpose

The primary purpose of the Committee is to assist the Board in fulfilling the Board’s oversight responsibilities over Reliance’s financial reporting process and systems of internal controls, monitoring the independence, qualifications and performance of Reliance’s independent registered public accountant, pre-approving all fees paid to the independent registered public accountant and maintaining open communication between the Board and the independent registered public accountant, the internal auditors and financial management. Without limiting the foregoing, the Committee shall also assist the Board in fulfilling its oversight responsibilities of (1) the integrity of Reliance’s financial statements, (2) Reliance’s compliance with legal and regulatory requirements insofar as they pertain to the audit function and the integrity of Reliance’s financial statements, and (3) the performance of Reliance’s internal audit function.

Responsibilities

Review Procedures

1. Annually review the Charter and the Committee’s adherence to it.

2. Quarterly review with Reliance’s counsel legal matters that could have a significant impact on the financial statements.

3. Review with financial management and the independent registered public accountant Reliance’s annual and quarterly financial statements prior to filing or distribution, as well as any earnings press releases, and review with management any earnings guidance.

4. Review and discuss with management and the independent registered public accountant (a) Reliance’s accounting policies and principles, (b) any significant changes to Reliance’s accounting policies and principles, and (c) any items required to be communicated by the independent registered public accountant in accordance with the American Institute of Certified Public Accountants Statement on Auditing Standards No. 61 (“AICPA SAS 61”).

5. Discuss with management, the internal auditors and the independent registered public accountant any significant financial risks and the policies or actions required to minimize such risks.

6. Annually review related party transactions for potential conflicts of interest.

7. Review financial and accounting personnel succession planning.

8. Review with the independent registered public accountant, Reliance’s internal auditors and financial management, the integrity, adequacy and effectiveness of the accounting and other financial controls of Reliance.

9. Provide an opportunity for direct communication between the Board and the internal auditors and independent registered public accountant, including the opportunity for each to meet with the Committee without members of management present.

10. Review with management and the independent registered public accountant the financial information, including management’s discussion and analysis, to determine that the independent registered public accountant is satisfied with the disclosure and content of the financial information.

11. Provide an opportunity for management to meet with the Committee without the independent registered public accountant.

Independent Registered Public Accountant

1. Annually appoint, retain and oversee the work of the independent registered public accountant after evaluating independence, performance and cost effectiveness. The Committee must approve any discharge of the independent registered public accountant. The Committee shall resolve any disagreements between management and the independent registered public accountant regarding financial reporting matters. The independent registered public accountant is ultimately accountable to the Committee and the Board and must report to the Committee.

2. Annually obtain and review a written report from independent registered public accountant disclosing (a) the auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review or peer review of the independent registered public accountant, (c) any review of the independent registered public accountant or any material issues raised by any inquiry or investigation of the independent registered public accountant by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditor, including, but not limited to, the Public Company Accounting Oversight Board (“PCAOB”) (d) any steps taken to deal with any such issues, (e) the independent registered public accountant’s registration with PCAOB and (f) all relationships between the independent registered public accountant and Reliance, with particular focus on the potential impact which such relationships may have on the auditor’s independence and objectivity. Review any non-audit services provided by the independent registered public accountant to Reliance and determine the compatibility of such services with the independent registered public accountant’s independence and objectivity.

3. Pre-approve all audit and non-audit engagement terms and fees and other amounts to be paid to the independent registered public accountant (other than amounts to be paid for non-audit services which fall within the de minimus exception of the Sarbanes Oxley Act of 2002).

4. Review the experience and qualifications of the senior members of the independent registered public accountant and their quality control procedures.

5. Review with the independent registered public accountant (a) the scope and procedures of the audit, (b) the results of the audit in accordance with AICPA SAS 61, as amended, (c) the auditor’s findings and recommendations, (d) the opinions to be issued in respect to Reliance’s financial statements and internal control over financial reporting prior to any filings or other distribution and (e) the quality and acceptability of Reliance’s accounting principles, including any audit problems or difficulties and management’s response.

6. Review with the independent registered public accountant, Reliance’s internal auditors and financial management, the integrity, adequacy and effectiveness of the accounting and other financial controls of Reliance.

7. Provide an opportunity for direct communication between the Board and the internal auditors and independent registered public accountant, including the opportunity to meet with the Committee without members of management present.

8. Review with management and the independent registered public accountant the financial information, including management’s discussion and analysis, to determine that the independent registered public accountant is satisfied with the disclosure and content of the financial information.

9. Establish policies regarding Reliance’s hiring of employees or former employees of the independent registered public accountant.

Internal Audit Department

1. Review with Reliance’s internal auditors the independence and authority of their reporting obligations and proposed audit plans and their coordination with the independent registered public accountant, as well as any significant findings or reports prepared by the internal auditors and management’s response and follow-up. The internal auditors shall be responsible to senior management, but shall report to the Board through the Committee.

2. Review the experience and qualifications of the senior members of the internal auditors.

3. Review the performance of Reliance internal auditors. The Committee must approve management’s appointment, termination or replacement of the internal auditors. The Committee is responsible for approving the compensation of the Internal Audit Director or the person who performs such function at Reliance.

4. Review and discuss with management and the independent registered public accountant the adequacy of Reliance’s internal controls and internal auditing procedures.

Other Responsibilities

1. Establish procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Consider, and, if appropriate, investigate any matter brought to the attention of the Committee within the scope of its duties. The Committee shall have direct access to the independent registered public accountant and Reliance personnel and may retain, at Reliance’s expense, special legal, accounting or other consultants or experts.

2. Annually prepare a report to shareholders as required by the Securities and Exchange Commission.

3. Annually perform an evaluation of the Committee and assess the effectiveness of management’s “tone-at-the-top.”

4. Engage independent counsel and other advisers as the Committee determines necessary to carry out its duties.

While the Committee has the responsibilities and powers set forth in this Charter, the Committee is not responsible for planning or conducting audits or determining that Reliance financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles. Those duties are the responsibility of management and the independent registered public accountant. Nor is it the duty of the Committee to conduct investigations or to assure compliance with Reliance’s Code of Conduct or other policies.

Compensation and Independence

Other than in their capacity as Board members or Board committee members, the members of the Committee shall not accept any consulting, advisory or other compensatory fee from Reliance and they shall not be an affiliated person of Reliance or its subsidiaries.

Meetings

The Committee shall meet at least four times each year and at such other times as it may deem appropriate to carry out its responsibilities and may, in its sole discretion, form and delegate authority to subcommittees (comprised only of Audit Committee members) in furtherance of such responsibilities. The Committee shall maintain minutes of its meetings and shall report its activities to the Board on a regular basis.

APPENDIX C TO PROXY

April 8, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read the section titled “2007 Independent Registered Public Accounting Firm” of the Proxy dated April 11, 2008, of Reliance Steel & Aluminum Co. and are in agreement with the statements contained in paragraph 4 of that section therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

ERNST AND YOUNG LLP

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1 PROXY RELIANCE STEEL & ALUMINUM CO. Proxy Solicitated on Behalf of the Board of Directors of the Company for Annual Meeting of Shareholders on May 21, 2008 The undersigned hereby constitutes and appoints Joe D. Crider and Douglas M. Hayes, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of RELIANCE STEEL & ALUMINUM CO. to be held at 10:00 am on Wednesday, May 21, 2008, at The Omni Hotel, 251 South Olive Street, Los Angeles, California 90012 and at any adjournments thereof, on all matters coming before said meeting. You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation. The Board of Directors recommends voting FOR all Nominees in item 1 and FOR items 2, 3 and 4. The Proxy Committee cannot vote your shares unless you sign and return this card. (Continued and to be signed on the reverse side) COMMENTS: 14475

ANNUAL MEETING OF SHAREHOLDERS OF RELIANCE STEEL & ALUMINUM CO. May 21, 2008 Please date, sign and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. —— —— 20533300000000000000 8 052108 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED AND “FOR” PROPOSALS 2, 3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of Directors: 2. To approve the Corporate Officers Bonus Plan. FOR AGAINST ABSTAIN NOMINEES: 3. To ratify KPMG LLP as the independent registered public accounting FOR ALL NOMINEES O Thomas W. Gimbel firm to perform the annual audit of our 2008 financial statements. O David H. Hannah FOR AGAINST ABSTAIN O Mark V. Kaminski 4. In the proxyholders’ discretion on such other matters as may properly WITHHOLD AUTHORITY FOR ALL NOMINEES O come before the meeting. Gregg J. Mollins O Andrew G. Sharkey III FOR ALL EXCEPT (See instructions below) TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” THIS CARD. and fill in the circle next to each nominee you wish to withhold, as shown here: Additionally, you may choose to receive future Annual Meeting materials (annual report, proxy statement and proxy card) on-line. By choosing to receive materials on-line, you help support Reliance Steel & Aluminum Co. in its efforts to control printing and postage costs. ELECTRONIC ACCESS TO FUTURE DOCUMENTS If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.